UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STERLING BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2009

Notice of

Annual Meeting

and

Proxy Statement

Monday, April 27, 2009

at 1:00 P.M. local time

Locke Lord Bissell & Liddell LLP

Chase Tower

600 Travis Street, 25th Floor

Houston, Texas 77002

STERLING BANCSHARES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 27, 2009

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders (the “Meeting”) of Sterling Bancshares, Inc. (the “Company”) will be held at the offices of Locke Lord Bissell & Liddell LLP, Chase Tower, 600 Travis Street, 25th Floor, Houston, Texas 77002 at 1:00 p.m., local time, on Monday, April 27, 2009, for the following purposes:

1.	To elect four Class II directors for three-year terms ending at the 2012 Annual Meeting of Shareholders or until their successors have been elected and qualified.

2.	To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2009.

3.	To consider and approve a non-binding advisory vote on the Company’s executive compensation.

4.	To consider a shareholder proposal to recommend that the Board of Directors take action to declassify the Board such that all directors stand for election annually.

5.	To consider and act on such other business as may properly come before the Meeting or any adjournment thereof.

The close of business on February 26, 2009 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open to examination by any shareholder during ordinary business hours at the temporary executive offices of the Company, 10260 Westheimer, Houston, Texas 77042. Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

You are cordially invited and urged to attend the Meeting. If, however, you are unable to attend the Meeting, you are requested to sign and date the accompanying proxy card and return it promptly in the enclosed envelope. If you attend the Meeting, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked in accordance with the procedures set forth in the accompanying Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2009.

This proxy statement and our 2008 Annual Report are available at http://materials.proxyvote.com/858907, which does not have “cookies” that identify visitors to the site.

James W. Goolsby, Jr. Secretary

March 16, 2009

For directions to the Meeting, please contact investor relations at (713) 466-8300.

YOUR VOTE IS IMPORTANT.

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO ASSURE THE PRESENCE OF A QUORUM. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

i

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION	48

PROPOSAL 4: DECLASSIFICATION OF BOARD OF DIRECTORS	49

SHAREHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS	52

ADDITIONAL FINANCIAL INFORMATION	52

OTHER MATTERS	52

ii

STERLING BANCSHARES, INC.

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

General

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Sterling Bancshares, Inc., a Texas corporation (the “Company”), for use at the 2009 Annual Meeting of Shareholders (the “Meeting”) to be held on Monday, April 27, 2009 at 1:00 p.m., local time, at the offices of Locke Lord Bissell & Liddell LLP, Chase Tower, 600 Travis Street, 25th Floor, Houston, Texas, 77002 for the purposes set forth in the accompanying Notice and at any recess or adjournment thereof. Holders of record of the Company’s common stock, par value $1.00 per share (“Common Stock”), at the close of business on February 26, 2009 (the “Record Date”) are entitled to notice of and to vote at the Meeting. On the Record Date, there were 73,350,062 shares of Common Stock outstanding and entitled to vote.

The Company’s temporary principal executive offices are located at 10260 Westheimer, Houston, Texas 77042. This proxy statement and accompanying proxy are first being mailed on or about March 18, 2009 to shareholders of record on the Record Date.

Voting

Holders of Common Stock are entitled to one vote per share. The presence at the Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

A plurality vote is required for the election of the directors in Proposal 1. Accordingly, if a quorum is present at the Meeting, the four persons receiving the greatest number of votes will be elected as directors. There will be no cumulative voting in the election of directors. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors, assuming a quorum is present or represented by proxy at the meeting.

All other matters to be voted on at the Meeting will be decided by the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, such matters at the Meeting. Abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes will not count as a vote for or against the proposals on such matters.

Solicitation and Revocability of Proxies

If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted at the Meeting “FOR” the proposal to elect four Class II directors, “FOR” the proposal to ratify the Company’s independent registered public accounting firm, “FOR” the proposal to approve the non-binding advisory proposal involving executive compensation, and “AGAINST” the shareholder proposal to declassify the Board of Directors described in this Proxy Statement. In addition, the proxy confers authority to the persons named in the proxy to vote, in their discretion, on any matters properly presented at the Meeting. The Board is not currently aware of any such other matters.

Each shareholder of the Company has the right to revoke his or her proxy at any time prior to its exercise, either in person at the Meeting or by written notice to the Company, addressed to Secretary, Sterling Bancshares,

Inc., 10260 Westheimer, Houston, Texas 77042. No revocation by written notice will be effective unless such notice has been received by the Secretary of the Company prior to the day of the Meeting or by the inspector of election at the Meeting.

The Company will bear the full cost of preparing, assembling, printing, and mailing this Proxy Statement, the accompanying proxy card, and any additional materials that may be furnished to shareholders and will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable expenses incurred in forwarding solicitation materials regarding the Meeting to beneficial owners. Georgeson Inc. has been retained by the Company to assist in the solicitation of proxies for a fee of $9,000, plus expenses. The solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or other form of direct communication by officers, directors, and regular employees of the Company or its subsidiaries, who will not be additionally compensated for such services but who will be reimbursed for any out-of-pocket expenses incurred.

ANNUAL REPORT

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is being furnished with this Proxy Statement to shareholders of record on the Record Date. The Annual Report does not constitute a part of this Proxy Statement or the proxy solicitation material.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees for Election as Directors

In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), the members of the Board are divided into three classes: Class I, Class II, and Class III. The Company’s Bylaws provide further that the classes shall be as nearly equal in number as possible. The directors of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The term of office of the Class II directors expires at the Meeting. Two of the current Class II directors, G. Edward Powell and Max W. Wells, are retiring and are not standing for reelection.

If the four nominees for Class II director are elected at the Meeting, the composition of the three classes of directors will be five Class I directors, four Class II directors and five Class III directors and the size of the Board will be fixed at fourteen members at that time. The proxies solicited hereby cannot be voted for more than four nominees.

Sterling Bank (the “Bank”) has a board of directors that is currently comprised of four management directors and three non-management directors. The ownership and supervision of the Bank represents the Company’s principal business activity. Accordingly, a substantial amount of time and attention of the Board of the Company and the board of directors of the Bank is devoted to reviewing the financial performance, business activities, strategic developments and corporate affairs of the Bank. Currently, two of the management directors of the Bank (J. Downey Bridgwater and Max W. Wells) and all of the non-management directors of the Bank (Edward R. Bardgett, George Beatty, Jr. and Anat Bird) also serve on the Company’s Board. The other management directors of the Bank are officers of the Company and/or the Bank. The shareholders of the Company do not have the right to vote upon the election of the directors of the Bank, and this matter is not being presented to the Company’s shareholders at the Meeting.

Class II Nominees.    The Corporate Governance and Nominating Committee of the Board has recommended to the Board, and the Board has unanimously nominated, the following four individuals for election as Class II directors to serve a three-year term ending at the 2012 Annual Meeting of Shareholders or until their successors have been elected and qualified: David L. Hatcher, Sheldon I. Oster, Raimundo Riojas E., and Dan C. Tutcher. Mr. Riojas has served as Class II director since the 1994 annual meeting of the shareholders. Mr. Hatcher has served as Class II director since the 1999 annual meeting of shareholders. Mr. Tutcher has served as Class II director since the 2005 annual meeting of shareholders. Mr. Oster is a new nominee for Class II director in 2009. Each of the nominees has consented to be named in this Proxy Statement and to serve, as director, if elected.

The Board recommends that the shareholders vote “FOR” the election of the nominees listed above as Class II directors. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote “FOR” the election of the nominees listed above as Class II directors.

Shareholders may not cumulate their votes in the election of directors. Each of the Class II nominees shall be elected by a plurality of votes cast in the election by holders of Common Stock represented and entitled to vote at the Meeting, assuming the existence of a quorum. Shareholders entitled to vote for the election of directors may withhold authority to vote for any or all nominees for directors. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if any nominee becomes unavailable for any reason, then the shares represented by the proxy will be voted “FOR” the remainder of the listed nominees and for such other person as the Corporate Governance and Nominating Committee may recommend to the Board as replacements for those who may become unavailable. Discretionary authority to do so is included in the proxy. The following table sets forth certain information concerning the persons who have been nominated for election as Class II directors and the other current directors of the Company who are not standing for election, including certain committees of the Board and/or Bank of which such person is currently a member.

Class II Nominees:

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
DAVID L. HATCHER, age 66 Class II Nominee (Executive and Risk Management Committee, Corporate Governance and Nominating Committee, and Strategic Planning Committee)	Director since 1999. Mr. Hatcher was named Lead Director in November 2005. From 1980 to 2005, Mr. Hatcher was President and Chief Executive Officer of KMG Chemicals, Inc., a specialty chemical manufacturer and a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In 2005, Mr. Hatcher became Chairman and Chief Executive Officer of KMG Chemicals, Inc. Mr. Hatcher retired as Chief Executive Officer in June 2007 but continues to serve as Chairman.

SHELDON I. OSTER, age 71 Class II Nominee	New nominee for Director. Mr. Oster served as Chairman, Founder and Director of Shel-Ray Underwriters, Inc. from 1983 to June 2008. He also served as Chairman, Founder and Director of Great Midwest Insurance Company from 1985 to June 2008 and as non-executive Chairman until December 2008; as Chairman, Founder and Director of Bunker Hill Insurance Agency from 1986 to June 2008; and as Chairman, Founder and Director of FMG[2] Group, Inc. from 1983 to February 2008. From 1992 to February 2008, Mr. Oster served as Chairman and Director of FM Global Insurance Agency.

RAIMUNDO RIOJAS E., age 68 Class II Nominee (Human Resources Programs Committee)	Director since 1994. For the last sixteen years, Mr. Riojas has been the President of Duwest, Inc., a joint venture of Westrade, Inc. and E.I. DuPont de Nemours, engaged in the distribution of crop protection products and the manufacture of industrial and automotive coatings.

DAN C. TUTCHER, age 60 Class II Nominee (Executive and Risk Management Committee and Asset/Liability Management Committee of the Bank)	Director since 2005. Since May 2007, Mr. Tutcher has been a principal and director of Center Coast Capital Advisors, L.P., an investment firm. Mr. Tutcher was President of Enbridge Energy Partners and Enbridge Energy Management from 2001 until May 2006. From 1988 until 2001, Mr. Tutcher was Chairman, President and Chief Executive Officer of Midcoast Energy Resources. Mr. Tutcher has over 30 years of experience in owning and operating companies involved in petroleum production, gas processing, and natural gas gathering and transmission. Mr. Tutcher serves as a director for Enbridge, Inc., a public company that is subject to the reporting requirements of the Exchange Act. Mr. Tutcher is the former Chairman of Cancer Counseling, Inc. and currently serves as Chairman of Houston’s Alley Theater.

Directors continuing in office:

EDWARD R. BARDGETT, age 66 Class III Director and Director of the Bank (Human Resources Programs Committee)	Director since 2006. Mr. Bardgett is President of Zachry Nuclear, Inc. which encompasses Zachry Nuclear Construction and Zachry Nuclear Engineering, based in San Antonio, Texas. Mr. Bardgett has held numerous senior management positions in his 20-year career with the Zachry organization, including his most recent, Senior Vice President of Special Initiatives. Additionally, he serves on the board of directors of Zachry Holdings, Inc. Mr. Bardgett is a former member of the U.S. Chamber’s Labor Relations Committee and the chairman of the board of the American Heart Association in San Antonio. He is a former member of the board of directors of Petroleum Services, Inc., a Baton Rouge, Louisiana-based distribution/services corporation.

GEORGE BEATTY, JR., age 70 Class I Director and Director of the Bank (Executive and Risk Management Committee, Human Resources Programs Committee, and Strategic Planning Committee)	Director since 2002. Mr. Beatty has served as President of George Beatty Associates, a consulting firm for small to medium sized businesses, since June 2002. Prior to his retirement from the Greater Houston Partnership in 2002, he was President of the Chamber of Commerce Division from 1998 to 2002. Mr. Beatty also serves as a director for First Commonwealth Mortgage Trust, Holly Mortgage Trust and Africap, LLC. Mr. Beatty served as senior vice president of the Greater Houston Partnership’s Member Services Division prior to assuming the role of Chamber Division President. Mr. Beatty joined the Partnership in 1990 from the position of Dean of Development at College of the Mainland in Texas City, Texas.

ANAT BIRD, age 57 Class I Director and Director of the Bank (Human Resources Programs Committee, Strategic Planning Committee, and Trust Administrative Committee of the Bank)	Director since 2002. Ms. Bird has been the President and Chief Executive Officer of SCB Forums, Ltd., a company she founded that arranges and facilitates peer group meetings for bank executives as well as provides consulting services to financial services companies, since May 1994. Ms. Bird served as Chief Executive Officer of California Community Bankshares from March to November 2001. She served as Executive Vice President of Wells Fargo Bank in Sacramento, California from August 1997 to March 2001. Ms. Bird also serves as a director of Sun Bancorp, Inc., which is a public company that is subject to the reporting requirements of the Exchange Act, as a director of MidFirst Bank based in Oklahoma City, Oklahoma and as a director of AmTrust Bank based in Cleveland, Ohio.

J. DOWNEY BRIDGWATER, age 51

Class I Director and Chairman, President and Chief Executive Officer of the Company and the Bank (Executive and Risk Management Committee, Strategic Planning Committee, Asset/Liability Management Committee of the Bank, and Trust Administrative Committee of the Bank)

Director since 1998. Mr. Bridgwater was elected Chairman of the Company and of the Bank in November 2005. Mr. Bridgwater assumed the role of Chief Executive Officer of the Company and the Bank in January 2002 and has been President of the Company and the Bank since December 1997.

BRUCE J. HARPER, age 74 Class III Director (Audit Committee and Corporate Governance and Nominating Committee)	Director since 1996. Mr. Harper is a certified public accountant who has been advising business owners on developing strategies to improve operational effectiveness since January 1998. From formation in 1962 until January 1998, Mr. Harper served as President and Chief Executive Officer of Harper & Pearson Company, a Houston-based accounting and consulting firm, with emphasis on serving financial institutions and owner-managed businesses.

BERNARD A. HARRIS, JR., MD, age 52 Class III Director (Audit Committee, Asset/Liability Management Committee of the Bank, and Trust Administrative Committee of the Bank)	Director since 2006. Dr. Harris has been President and Chief Executive Officer of Vesalius Ventures, a Houston-based venture capital firm, since June 2001. He has also been the Managing Director of The Space Agency, a marketing agency, since 2001. Dr. Harris served as Vice President for Space Media, Inc., from 1999 to 2001, where he established an international space education program. Since 1998, Dr. Harris has also been President of PBI, Inc., an investment firm. He is the founder and President of the Harris Foundation, which supports math and science education for youths. Dr. Harris is a director of U.S. Physical Therapy, Inc., a public company that is subject to the reporting requirements of the Exchange Act.

GLENN H. JOHNSON, age 68 Class III Director (Trust Administrative Committee of the Bank)	Director since 1990. Mr. Johnson is currently an owner and President of the Houston law firm of Johnson & Wurzer, P.C. and has been associated with that firm since 1973. Mr. Johnson has served on numerous civic boards including the Kiwanis Club of Houston, the ESCAPE Family Resource Center, and the Periwinkle Foundation.

R. BRUCE LABOON, age 67 Class III Director (Executive and Risk Management Committee, Corporate Governance and Nominating Committee, and Strategic Planning Committee)	Director since 2004. Mr. LaBoon re-joined the Locke Lord Bissell & Liddell LLP law firm in 1988 and now serves in a non-equity of counsel position with the firm. Mr. LaBoon serves on the Board of Governors of the American Red Cross. Mr. LaBoon is a director of the Texas Medical Center, the Greater Houston Partnership (2001 Chair), and the University of Houston Law Center Foundation. He also serves on the Board of Trustees of the Nimitz Foundation and Texas Children’s Hospital.

ROLAND X. RODRIGUEZ, age 56 Class I Director (Audit Committee and Trust Administrative Committee of the Bank)	Director since 2007. Mr. Rodriguez has been the managing principal and co-founder of Mir, Fox & Rodriguez, P.C., a Houston-based public accounting firm, since January 1988. Mr. Rodriguez has more than 30 years of public accounting experience. His expertise ranges from advising clients on mergers and acquisitions and international business transactions to personal estate planning. Mr. Rodriguez serves on the board of the Greater Houston Partnership, the Houston Hispanic Chamber of Commerce, and the Jones School of Management Council of Overseers at Rice University in Houston, Texas.

ELIZABETH C. WILLIAMS, age 66 Class I Director (Asset/Liability Management Committee of the Bank)	Director since 2008. Prior to her retirement in December 2008, Ms. Williams served as the Treasurer of Southern Methodist University in Dallas, Texas, since 1989. From 1989 to 1999 she served as the Vice President, Business and Finance for Southern Methodist University. Ms. Williams served as Vice Chancellor of the University of Denver from 1978 to 1989. From 1975 to 1978, Ms. Williams served as Assistant to the President of Arkansas State University. Ms. Williams is also a director of School College and University Underwriters, Ltd., an insurance and reinsurance company.

INFORMATION ABOUT THE BOARD OF DIRECTORS, COMMITTEES

OF THE BOARD AND COMMITTEES OF THE BANK

Compensation of Directors

For 2008-2009, the Human Resources Programs Committee recommended to the Board, and the Board unanimously approved, increasing the Audit Committee fee from $750 to $1,250 per meeting but otherwise maintaining the same board compensation structure as in 2007-2008. This recommendation was based upon a number of factors, including available information for comparable public companies and banking organizations, the amounts that have been paid in prior years, the duties and responsibilities of the directors serving on the Audit Committee, and the Company’s financial and stock performance. Directors of the Company who are also employees of the Company do not receive fees for serving on or attending meetings of the Board or any committees on which they serve.

For the 2008-2009 Board year, which ends with the meeting on April 27, 2009, non-employee directors and advisory directors of the Company received an annual retainer fee of $15,000 paid in the form of 1,438 shares of Common Stock, a fee of $3,000 per quarterly Board meeting attended and a fee of $1,250 per Audit Committee meeting and $750 per other committee meeting and $500 per special committee meeting attended. Additionally, each non-employee director and advisory director received a fee of $500 for participating in special meetings of the entire Board. The Lead Director and the chair of the Audit Committee received an additional annual retainer of $10,000, paid in either cash or Common Stock, and the chairs of the Corporate Governance and Nominating Committee and the Human Resources Programs Committee each received an additional annual retainer of $5,000, payable in the same manner as the annual retainer for all directors. The employee directors, J. Downey Bridgwater and Max W. Wells, are salaried and do not receive compensation for serving on the Company’s Board of Directors. The Company reimburses the directors for their travel expenses for attending meetings, for membership in the National Association of Corporate Directors (“NACD”) and for participation in NACD seminars and conferences to better understand their role as directors and responsibility as committee members.

The following table sets forth information regarding the compensation of the Company’s Board of Directors for the 2008 fiscal year.

Director Compensation(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Edward R. Bardgett	$27,116	$15,000	$42,116
George Beatty, Jr.	$31,750	$20,000	$51,750
Anat Bird	$35,866	$15,000	$50,866
Bruce J. Harper	$36,000	$15,000	$51,000
Bernard A. Harris, Jr., MD	$31,500	$15,000	$46,500
David L. Hatcher	$23,000	$25,000	$48,000
Glenn H. Johnson	$22,000	$15,000	$37,000
R. Bruce LaBoon	$33,953	$20,000	$53,953
G. Edward Powell	$39,000	$25,000	$64,000
Raimundo Riojas E.	$25,675	$15,000	$40,675
Roland X. Rodriguez	$29,500	$15,000	$44,500
Dan C. Tutcher	$26,500	$15,000	$41,500
Elizabeth C. Williams	$12,250	$15,000	$27,250

(1)	The Company’s Board did not receive any compensation in the form of option awards, non-equity incentive plan compensation, a pension, or any other form of compensation not reported in the above table.
(2)	The annual stock award to directors is valued based on the market value per share of Common Stock on the date of grant.

For the 2009-2010 Board year, the director fees will remain the same.

Board of Directors

During the 2008 fiscal year, the Board met seven times and took certain additional actions by unanimous written consent. All directors except David L. Hatcher and Elizabeth C. Williams attended 75 percent or more of the meetings of the Board and of the committees on which they served during 2008. Mr. Hatcher was unable to attend the Annual Meeting and a Board meeting because he was out of the country, and Ms. Williams did not attend a regular Board meeting due to a death in her family and a special Board meeting due to a conflict with a previously scheduled work obligation. The Corporate Governance and Nominating Guidelines require the independent members of the Board to meet at least twice a year or at such other intervals as may be required by applicable rules of The Nasdaq Global Select Market. The independent members of the Board met in four executive sessions during the 2008 fiscal year. It is the Company’s policy that all Board members be in attendance at the annual meeting of shareholders. All Board members except Mr. Hatcher were in attendance at the 2008 Annual Meeting of Shareholders.

Standing Committees of the Board

The Board has an Audit Committee, a Human Resources Programs Committee (which functions as the compensation committee), a Corporate Governance and Nominating Committee, an Executive and Risk Management Committee and a Strategic Planning Committee.

Audit Committee.    The directors who served on the Audit Committee during the 2008-2009 Board year were G. Edward Powell, Chairman, Bruce J. Harper, Bernard A. Harris, Jr. and Roland X. Rodriguez. After reviewing the qualifications of the current members of the Audit Committee, and any relationships that they may have with the Company that might affect their independence, the Board has determined that (i) all current members of the Audit Committee are “independent” as defined in Section 10A of the Exchange Act, and in the applicable rules of The Nasdaq Global Select Market, (ii) all current committee members are financially literate, and (iii) Mr. Powell qualifies as an audit committee financial expert under the applicable rules promulgated under the Exchange Act. The Audit Committee has the power and authority to act on behalf of the Board with respect to the appointment of the Company’s independent registered public accounting firm and with respect to authorizing all audit and other activities performed for the Company by its internal audit department and independent registered public accounting firm. The Audit Committee provides a direct contact between the Company’s independent registered public accounting firm and the financial management of the Company and assists the Board in fulfilling its responsibilities relating to the oversight of corporate accounting and reporting practices and performing such other functions as may be prescribed with respect to audit committees under the applicable rules and regulations of The Nasdaq Global Select Market. Furthermore, the Audit Committee assists the Board in performing its oversight responsibilities related to corporate accounting, financial reporting practices, the quality and integrity of financial reports, compliance with policies and procedures and compliance of the Company’s financial statements and internal controls with Federal and State banking and securities regulatory requirements. The Audit Committee also oversees the evaluation of the Company’s system of internal controls, the internal audit function and other related areas. The Audit Committee met fourteen times during 2008.

Each year the Audit Committee reviews its charter and reports to the Board its adequacy in light of the Exchange Act, the rules and regulations promulgated thereunder, and the rules of The Nasdaq Global Select Market. The Audit Committee Charter can be accessed electronically on the Company’s website at www.banksterling.com in the governance documents under the corporate overview section which is on the investor relations page or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 10260 Westheimer, Houston, Texas 77042.

Human Resources Programs Committee.    George Beatty, Jr., Chairman, Edward R. Bardgett, Anat Bird, and Raimundo Riojas E. served on the Human Resources Programs Committee during the 2008-2009 Board year. All current members of the Human Resources Programs Committee are non-employee directors and have been determined by the Board to be “independent” as defined in the applicable rules of The Nasdaq Global Select Market. The primary function of the Human Resources Programs Committee is to develop, review, and make recommendations with respect to the Company’s executive compensation policies and to oversee the Company’s incentive compensation plans and equity-based plans. As part of its responsibilities, the Human Resources Programs Committee administers the Company’s 1994 Stock Incentive Plan, as amended, the Company’s 1994 Employee Stock Purchase Plan, the Company’s 2003 Stock Incentive and Compensation Plan, the 2004 Employee Stock Purchase Plan and the 2007 Long-Term Incentive Stock Performance Program. The Human Resources Programs Committee met four times during 2008. During the December 2008 meeting, the Human Resource Programs Committee met with the Chief Risk Officer to evaluate the appropriateness of the Company’s incentive plans from a risk management perspective. After discussing the plans associated with the short term incentive programs, the commission programs, and the bonus programs, as well as the equity program, it was determined that each of the Company’s programs (i) take into account the type of responsible growth that the Board encourages, (ii) include payout reductions/eliminations for deterioration in asset quality, and (iii) do not encourage or promote excessive risk taking. The Charter for the Human Resources Programs Committee can be accessed electronically in the governance documents under the corporate overview section on the investor relations page of the Company’s website at www.banksterling.com or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 10260 Westheimer, Houston, Texas 77042.

Corporate Governance and Nominating Committee.    R. Bruce LaBoon, Chairman, Bruce J. Harper, David Hatcher, and G. Edward Powell served on the Corporate Governance and Nominating Committee for the 2008-2009 Board year. Each member of the Corporate Governance and Nominating Committee meets the definition of “independent” as set forth in the applicable rules of The Nasdaq Global Select Market. The primary functions of the Corporate Governance and Nominating Committee are to advise the Board concerning the appropriate composition of the Board and its committees, serve as the nominating committee for the Board, advise the Board regarding appropriate corporate governance practices and assist the Board in achieving them, annually confirm that a performance review of the Company’s Chief Executive Officer and directors has been performed, and perform such other functions as the Board may assign from time to time. The Corporate Governance and Nominating Committee met four times during 2008. The Charter for the Corporate Governance and Nominating Committee as well as the Corporate Governance and Nominating Guidelines of the Company can be accessed electronically in the governance documents under the corporate overview section on the investor relations page of the Company’s website at www.banksterling.com or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 10260 Westheimer, Houston, Texas 77042.

The Corporate Governance and Nominating Committee will, in accordance with the Company’s Bylaws, consider shareholder recommendations for directors sent to the Secretary of the Company, Sterling Bancshares, Inc., 10260 Westheimer, Houston, Texas 77042. Shareholder recommendations for director must contain and be accompanied by certain information as specified in the Company’s Bylaws including (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder giving the notice and the recommended nominee, (iv) the name, age, occupation and address of the recommended nominee and such other information related to the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, and (v) the consent of the recommended nominee to serve as a director of the Company, if elected. To timely submit a recommendation for director for an upcoming annual meeting, it is necessary that you notify the Company not less than 120 days nor more than 150 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders. The Company’s 2009 Proxy Statement was first sent to shareholders on March 18, 2009. Thus, in order for such nomination to be considered by the Company for the 2010 annual meeting, it must be received by the Company not later than November 18, 2009. We recommend that any shareholder desiring to make a nomination review the Company’s Bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our temporary principal executive offices.

When identifying and evaluating director nominees (including any nominees recommended by shareholders), the Corporate Governance and Nominating Committee will consider the following:

•	The status of the nominee as an “independent” director under the rules of The Nasdaq Global Select Market and the Company’s Corporate Governance and Nominating Guidelines;

•	The nominee’s reputation, integrity and good business judgment;

•	The nominee’s skills in business, including an understanding of the Company’s business, finance, technology and other knowledge needed on the Board;

•	The diversity represented on the Board and the diverse points of view offered by the nominee;

•	The nominee’s professional background, employment, community service and personal accomplishments;

•

The nominee’s ability and willingness to devote the required amount of time to the Company’s affairs including attendance at board and committee meetings, taking into consideration the number of other public companies for which the nominee serves as a director; and

•	The nominee’s interest, capacity and willingness, in conjunction with other members of the Board, to serve the long-term interests of the Company’s shareholders.

In the case of current directors being considered for re-nomination, the Corporate Governance and Nominating Committee will also take into account such director’s performance review including, among other items, the director’s history of attendance at Board and committee meetings, the director’s tenure as a member of the Board and the director’s preparation for, and participation in, such meetings.

The Corporate Governance and Nominating Committee works in conjunction with the Board on an annual basis to determine the skills and characteristics required for Board service relative to those actually represented on the Board, with the objective of having a Board with diverse backgrounds and experience. In such process, the Corporate Governance and Nominating Committee will identify any needs to add a new board member who meets specific criteria or to fill a vacancy on the Board. If a need is identified, the Corporate Governance and Nominating Committee will initiate a search and screening process seeking input from other Board members and hiring a search firm, if necessary. The Corporate Governance and Nominating Committee will also consider recommendations for nominees for directorships as submitted by shareholders. The Chairman of the Board and all members of the Corporate Governance and Nominating Committee will interview prospective candidates that meet the specific criteria and otherwise qualify for membership on the Board. The Corporate Governance and Nominating Committee will keep the full Board informed at all times during the process. The Corporate Governance and Nominating Committee will make its recommendation to the full Board seeking its endorsement of the final candidate(s). An invitation to join the Board will be extended by the Chairman of the Corporate Governance and Nominating Committee, who may choose to have the Chairman of the Board or the Chief Executive Officer participate in the invitation as well. The final candidate(s) are nominated by the full Board or elected to fill a vacancy. The Corporate Governance and Nominating Committee has recommended to the Board, and the Board has unanimously nominated, the four individuals for election as Class II directors at the Meeting. Each of the director nominees is presently one of the Company’s directors except Sheldon I. Oster, who is a new director nominee.

Executive and Risk Management Committee.    David L. Hatcher, Chairman, George Beatty, Jr., .J. Downey Bridgwater, R. Bruce LaBoon, G. Edward Powell and Dan C. Tutcher served on the Executive and Risk Management Committee during the 2008-2009 Board year. The primary function of the Executive and Risk Management Committee was expanded in 2008 to include identification, assessment, and management of risks that could prevent the Company from achieving its business objectives, in addition to reviewing the Company’s and the Bank’s performance and financial condition between Board meetings and reviewing and recommending mergers and acquisitions and policies to the Board. The Executive and Risk Management Committee met four times during 2008.

Strategic Planning Committee.    J. Downey Bridgwater, Chairman, George Beatty, Jr., Anat Bird, David L. Hatcher and R. Bruce LaBoon served on the Strategic Planning Committee for the 2008-2009 Board Year. The primary function of the Strategic Planning Committee is to provide oversight and guidance with respect to the strategic direction of the Company and provide the Board with periodic reviews on the progress and execution of the Company’s strategic plan. Additionally, the Strategic Planning Committee recommends appropriate changes to the strategic plan to the Board. The Strategic Planning Committee also provides recommendations to the Board on how the Company can better take advantage of marketplace opportunities through its strategic plan. The Strategic Planning Committee met three times during 2008.

Standing Committees of the Bank

In addition to the standing committees of the Board discussed above, the Bank has established two other committees comprised of the Company’s directors, directors of the Bank and certain officers of the Company and the Bank. While these additional committees do not constitute formal committees of the Board due to the membership of certain non-directors, these committees provide significant assistance in reviewing and recommending matters to the Board as well as oversight functions relating to the operations of the Bank.

Asset/Liability Management Committee.    The Asset/Liability Management Committee for the 2008-2009 Board year included J. Downey Bridgwater, Bernard A. Harris, Jr., MD, Dan C. Tutcher and Elizabeth C. Williams, each a member of the Board. In addition, Zach L. Wasson, Chairman, Patrick Oakes, Chip Kiesewetter and Matt Boutte, current officers of the Bank, served on the Asset/Liability Management Committee during the year. The primary function of the Asset/ Liability Management Committee is to provide oversight and guidance with respect to investment and borrowing decisions impacting the credit quality of the investment portfolio, interest rate risk sensitivity and liquidity. The Asset/Liability Management Committee met four times during 2008.

Trust Administrative Committee.    The Company’s directors who served on the Trust Administrative Committee during the 2008-2009 Board year were Glenn H. Johnson, Chairman, Anat Bird, J. Downey Bridgwater, Bernard A. Harris, Jr. and Roland X. Rodriguez. Allen D. Brown, James W. Goolsby, Jr., Jim Carlton and Kay King, officers of the Bank, also served on the Trust Administrative Committee during the year. The primary function of the Trust Administrative Committee is to oversee the trust and asset management operations of the Bank, review and ratify new accounts, and approve the products and services offered through the Bank’s trust and asset management department. The Trust Administrative Committee met four times during 2008.

Committee Membership and Activity (1)

	Standing Committees of the Board					Standing Committees of the Bank		Indep- endent(5)	Current Employee
Board Member	Audit	HRPC(2)	Corp Gov & Nom	Exec & Risk Mgmt	Strat Plng	Asset/ Liab Mgmt(3)	Trust Admin(4)
Edward R. Bardgett		M						Y
George Beatty, Jr.		C		M	M			Y
Anat Bird		M			M		M	Y
J. Downey Bridgwater				M	C	M	M		Y
Bruce J. Harper	M		M					Y
Bernard A. Harris, Jr., MD	M					M	M	Y
David L. Hatcher			M	C	M			Y
Glenn H. Johnson							C	Y
R. Bruce LaBoon			C	M	M			Y
G. Edward Powell	C		M	M				Y
Raimundo Riojas E.		M						Y
Roland X. Rodriguez	M						M	Y
Dan C. Tutcher				M		M		Y
Max W. Wells									Y
Elizabeth C. Williams						M		Y
Number of Committee Members	4	4	4	6	5	8	9
Number of Meetings in 2007	14	4	4	4	3	4	4

(1)	C=Chair, M=Member, Y=Yes

(2)	Human Resources Programs Committee

(3)	In addition to the board members on the committee, the following officers of the Bank served on the committee during 2008: Zach Wasson, Chairman, Patrick Oakes, Chip Kiesewetter and Matt Boutte.

(4)	In addition to the board members on the committee, the following officers of the Bank served on the committee during 2008: Allen D. Brown, James W. Goolsby, Jr., Jim Carlton and Kay King.

(5)	Independent as defined in the applicable rules of the Nasdaq Global Select Market System.

Director Independence

The Board has determined that, except for Mr. Bridgwater, all the director nominees and directors not standing for election are “independent” as that term is defined in the applicable rules of The Nasdaq Global Select Market. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Certain Transactions with Related Persons” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. There are no family relationships between any nominees, directors and executive officers. Mr. Bridgwater is not independent because of his employment as a senior executive of the Company.

During this review of director independence, the Board specifically considered the relationship between the Company and SCB Forums, Ltd., of which Ms. Anat Bird is the President and Chief Executive Officer. SCB Forums, Ltd. is a company that arranges and facilitates peer group meetings for bank executives and provides certain consulting services. The Company retained SCB Forums, Ltd. in 2008, but SCB Forums, Ltd. did not charge the Company for any of its services. While the relationship between the Company and SCB Forums, Ltd.

was not required to be disclosed in the “Certain Transactions with Related Persons” section below, the Board still considered this relationship in connection with its analysis of director independence. Based on its review, the Board concluded that this relationship (i) was not material to the Company or Ms. Bird, (ii) does not interfere with the exercise of Ms. Bird’s independent judgment, and (iii) did not adversely impact the Board’s determination that Ms. Bird is independent.

The Board also specifically considered the relationship between the Company and Locke Lord Bissell & Liddell LLP, of which Mr. Bruce LaBoon is a non-equity of counsel. Locke Lord Bissell & Liddell LLP is a law firm that has provided legal services to the Company for many years. The Company’s attorney fee arrangement with Locke Lord Bissell & Liddell LLP is negotiated on the same basis as arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees the Company pays to Locke Lord Bissell & Liddell LLP are comparable to those paid to other law firms for similar services, and the fees paid by the Company to Locke Lord Bissell & Liddell LLP in 2008 represented less than one percent of that firm’s revenues. Mr. LaBoon is compensated by Locke Lord Bissell & Liddell LLP on a fixed fee arrangement. While the relationship between the Company and Locke Lord Bissell & Liddell LLP was not required to be disclosed in the “Certain Transactions with Related Persons” section below, the Board still considered this relationship in connection with its analysis of director independence. Based on its review, the Board concluded that this relationship (i) was not material to the Company or Mr. LaBoon, (ii) does not interfere with the exercise of Mr. LaBoon’s independent judgment, and (iii) did not adversely impact the Board’s determination that Mr. LaBoon is independent.

Shareholder Communications with Directors

Shareholders or other interested parties can contact any director or committee of the Board by writing to them in care of Secretary, Sterling Bancshares, Inc., 10260 Westheimer, Houston, Texas 77042 or by sending an email to boardofdirectors@banksterling.com. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. Other concerns will generally be referred to the Corporate Governance and Nominating Committee. All complaints and concerns will be received and processed by the General Counsel’s office and will be delivered to the Board, Audit Committee or designated director, as applicable.

AUDIT COMMITTEE REPORT

Following a review by the Audit Committee, the chair of the Audit Committee, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent registered public accounting firm prior to public release.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. In addition, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the auditor’s independence. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communication with the Audit Committee concerning independence, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP. In addition, the Audit Committee discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed audit plans, audit scope, and identification of audit risks with both the Company’s independent registered public accounting firm and the internal auditors.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements of the Company as of and for the fiscal year ended December 31, 2008 and the related management’s discussion and analysis of financial condition and results of operations prior to filing with the Securities and Exchange Commission. Management has the responsibility for the preparation, presentation and integrity of the Company’s financial statements and the independent registered public accounting firm has the responsibility for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee also appointed, subject to shareholder ratification, Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2009, and the Board concurred in such recommendation.

Audit Committee:
G. Edward Powell, Chairman Bruce J. Harper Bernard A. Harris, Jr. Roland X. Rodriguez

This report by the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006:

Fee Table

	2008	2007	2006
Audit Fees	$607,785	$622,685	$593,147
Audit Related Fees	$40,000	—	—
Tax Fees	$91,262	$167,540	$257,415
All Other Fees	—	—	—

Total	$739,157	$790,225	$850,562

Audit Fees.    Consists primarily of fees billed for professional services rendered by Deloitte & Touche LLP for the audit and quarterly reviews of the consolidated financial statements, statutory audits of subsidiaries required by governmental bodies, comfort letters, consents, assistance with and review of documents filed with the Securities and Exchange Commission and accounting and financial reporting consultations and research work necessary to comply with generally accepted accounting standards. In addition, the Audit Fees amount includes fees billed for professional services for the audit of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.    Consists of fees billed in the fiscal year ended December 31, 2008, for professional services rendered by Deloitte & Touch LLP for Form S-3 procedures and registration statement. There were no fees billed in the fiscal years ended December 31, 2007 and December 31, 2006 for assurance and related services rendered by Deloitte & Touche LLP that are related to the performance of the audit or review of the Company’s financial statements but not reportable as Audit Fees.

Tax Fees.    Consists primarily of fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice, and tax preparation.

All Other Fees.    There were no fees billed for services rendered by Deloitte & Touche LLP not reportable as Audit Fees, Audit Related Fees or Tax Fees for the fiscal years ended December 31, 2008, December 31, 2007 or December 31, 2006.

Policy on Audit Committee Pre-Approval of Audit Services

The Audit Committee Charter provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent registered public accounting firm, subject to the requirements of applicable law. In accordance with such law, the Audit Committee has delegated the authority to grant such pre-approvals to the Audit Committee chair, which approvals are then reviewed by the full Audit Committee at its next regular meeting. Typically, however, the Audit Committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm include the Audit Committee’s review of a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval would be required to exceed the budgeted amount for a particular category of the services or to engage the Company’s independent registered public accounting firm for any services not included in the budget. The Audit Committee periodically monitors the services rendered by and actual fees paid to the Company’s independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. All of the services reported in “Independent Registered Public Accounting Firm’s Fees” above were pre-approved by the Audit Committee or the chair of the Audit Committee.

EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

The following sets forth certain information with respect to the current executive officers and other significant employees of the Company and the Bank.

Name	Age	Position
J. Downey Bridgwater	51	Chairman, President and Chief Executive Officer

Zach L. Wasson	55	Executive Vice President and Chief Financial Officer

Sonny B. Lyles	63	Executive Vice President and Chief Risk Officer

James W. Goolsby, Jr.	49	Executive Vice President, General Counsel and Secretary

John A. Rossitto	64	Executive Vice President of Retail Banking

Allen D. Brown	57	Executive Vice President of Specialized Banking and Investments

Wanda S. Dalton	59	Executive Vice President and Chief Human Resource Officer

Deborah A. Dinsmore	49	Executive Vice President and Director of Operations

Travis L. Jaggers	59	Executive Vice President and Chief Lending Officer

C. Wallis McMath, Jr.	67	Executive Vice President and Chief Information Officer

Graham B. Painter	61	Executive Vice President of Corporate Communications

Lloyd C. “Chuck” Bolton	55	Executive Vice President of Commercial Real Estate Banking

Bruce R. Bradford	49	Regional CEO of the Bank—North Texas Region

Harry J. “Johnny” Brooks	50	Regional CEO of the Bank—North Houston Region

Danny “Dan” L. Evans	52	Regional CEO of the Bank—Southeast Houston Region

James A. Heaney	54	Regional CEO of the Bank—San Antonio Region

Bob S. Smith	54	Regional CEO of the Bank—West Houston Region

Harold R. Wilson	63	Regional CEO and CEO, Bank of the Hills

Pamela H. Lovett	52	Senior Vice President, Business Development and Community Affairs

Christopher D. Reid	35	Vice President and Director of Investment Relations

J. Downey Bridgwater was elected Chairman of the Board of the Company in November 2005. Mr. Bridgwater has been President of the Company and the Bank since December 1997. In January 2002, Mr. Bridgwater assumed the additional role of Chief Executive Officer of the Company and the Bank.

Zach L. Wasson has been Executive Vice President and Chief Financial Officer of the Company since December 2006. From 1990 to December 2006, Mr. Wasson served as Chief Financial Officer and Treasurer of Trustmark Corporation, a multi-bank holding company headquartered in Jackson, Mississippi. Prior to his 16 year tenure at Trustmark, Mr. Wasson served as chief financial officer, treasurer and controller for other financial institutions. Mr. Wasson is a Chartered Financial Analyst® and a Certified Public Accountant.

Sonny B. Lyles has been Executive Vice President and Chief Risk Officer of the Company since April 2008. Mr. Lyles served in the dual role of Chief Risk Officer and Chief Credit Officer from November of 2006 until April 2008. Mr. Lyles was originally employed by the Company as the Chief Credit Officer in May 2005. From March 2003 until April 2005, Mr. Lyles was Director of Risk Management for First American Bank in Bryan,

Texas. From November 2001 through March 2003, he was Executive Vice President of Compass Bank in Birmingham, Alabama, where he managed credit administration, loan review, portfolio analysis, and credit policies. Mr. Lyles previously held similar positions at Bank United in Houston and at other banks in Charlotte, North Carolina, Tulsa, Oklahoma and Jacksonville, Florida.

James W. Goolsby, Jr. has been Executive Vice President, General Counsel and Secretary of the Company since March 2001. From June 1999 through February 2001, Mr. Goolsby served as Vice President and Assistant General Counsel of the Company. Prior to joining the Company in June 1999, Mr. Goolsby was an associate with the law firm of Jackson Walker L.L.P.

John A. Rossitto has been Executive Vice President of Retail Banking for the Company since January 2006. From October 2004 until January 2006, Mr. Rossitto was Executive Vice President and Regional Retail Executive for the Houston Market for Trustmark National Bank. From February 1992 through September 2004, he was Senior Vice President and Market Manager of Retail Banking for Bank One.

Allen D. Brown has been Executive Vice President of Specialized Banking and Investments since January 2007. Mr. Brown joined the Company in December 2004 as Regional CEO of the Bank overseeing the Profit Centers. From September 2001 until July 2004, Mr. Brown served as CEO of Metrobank, N.A., and president of Metrocorp Bancshares, Inc., a Houston-based bank holding company. From October 1996 until August 2001, he served as president and CEO of Redstone Bank and Northwest Bank for the Redstone Companies.

Wanda S. Dalton has been the Executive Vice President and Chief Human Resource Officer since April 2001. From May 1999 to April 2001, Ms. Dalton was Vice President and Regional Human Resources Manager for Compass Bank with responsibility for employment and employee relations for Compass’ Houston and Central Texas operations.

Deborah A. Dinsmore has been Executive Vice President and Director of Operations since February 2006. From December 2001 through February 2006, Ms. Dinsmore served as Senior Vice President and Chief Information Officer of the Company. From November 1998 through November 2001, Ms. Dinsmore served as Vice President and Chief Technology Officer of the Company.

Travis L. Jaggers was promoted to Executive Vice President and Chief Lending Officer effective January 2009. Prior to his promotion, Mr. Jaggers served as Regional CEO of the Bank for the Houston Southeast Region since December 2000. From January 1997 through November 2000, Mr. Jaggers was Market CEO for several banking centers in the Southeast Region.

C. Wallis McMath, Jr. has been Executive Vice President and Chief Information Officer since December 2006. Mr. McMath joined the Company in March 2006 as Senior Vice President and Chief Information Officer. From April 2005 through February 2006, Mr. McMath was a Senior Technology Officer for Citibank Texas in Bryan, Texas. From February 2000 until April 2005 he was Chief Information Officer for First American Bank in Bryan, Texas, which was acquired by Citibank Texas.

Graham B. Painter has been Executive Vice President of Corporate Communications since October 2002, and is responsible for the Bank’s public relations, community relations, advertising and employee communications. From 1996 until September 2002, he was Vice President of Public Affairs for CenterPoint Energy where he was responsible for electrical and natural gas related communications as well as international consulting.

Lloyd C. “Chuck” Bolton re-joined the Company in May 2008 as Executive Vice President of Commercial Real Estate Banking. Mr. Bolton was employed by Sterling Bank from November 2006 until mid-August 2007 as Vice President and Commercial Lending Officer. From August 2007 through April 2008, Mr. Bolton was Senior Vice President, Commercial & Real Estate Lending for River Oaks Bank. From February 2003 until he joined

Sterling in 2006, Mr. Bolton was Vice President, Real Estate and Commercial Lending with First American Bank in Houston, Texas. Mr. Bolton was also Vice President of Special Assets for Union Planters from October 2002 until January 2003. Additionally, Mr. Bolton spent approximately eleven years serving in lending/real estate management positions within the service industry.

Bruce R. Bradford has been Regional CEO of the Bank for the North Texas Region since April 2007. From January 2005 until April 2007, Mr. Bradford served as Market President – Dallas for Frost Bank. From July 2003 until January 2005, Mr. Bradford was Senior Vice President, Manager of Corporate and Middle Market Banking for SouthTrust Bank in Dallas. From March 2000 until July 2003, Mr. Bradford was Senior Vice President and Group Sales Manager for Comerica Bank in Dallas.

Harry J. “Johnny” Brooks has been Regional CEO for the North Region, Houston since August 2007. From March 2007 until August 2007, Mr. Brooks was the Market Manager of Commercial Banking for the North Region, Houston. From May 2003 until March 2007, he was the organizing President and a director of Partners Bank of Texas. From March 1997 until May 2003, Mr. Brooks was a Senior Vice President of Commercial Lending for Southwest Bank of Texas.

Danny “Dan” L. Evans was promoted to Regional CEO of the Bank for the Houston Southeast Region effective January 2009. From December 2000 through December 2008, Mr. Evans was Senior Vice President and Market CEO for several banking centers in the Southeast Region. Mr. Evans joined Sterling Bank as a Lending Officer in February 1999.

James A. Heaney has been Regional CEO of the Bank for the San Antonio Region since July 2007. Mr. Heaney was previously the Bank’s Market Manager of Commercial Banking for the region from November 2004 until July 2007. From May 2000 until November 2004, Mr. Heaney served as Chief Executive Officer of the San Antonio market for SunTrust Bank.

Bob S. Smith has been Regional CEO of the Bank for the West Region, Houston, since January 2005. In December of 1999, Mr. Smith joined the Bank as a lender and then in August of 2000 became the CEO of the Highway 6 banking office. From 1995 until 1998, he served as an Institutional Fixed Income Broker and Investment Advisor for First Southwest Company.

Harold R. Wilson has been regional CEO and CEO-Bank of the Hills since the Company acquired Bank of the Hills in September 2006. From April 1998 until September 2006, Mr. Wilson was the President and CEO of Bank of the Hills, Kerrville, Texas.

Pamela H. Lovett has been Senior Vice President, Business Development and Community Affairs since February 2006. She served as President of Economic Development for the Greater Houston Partnership from 1997 through 2005. Ms. Lovett began her career with AT&T in 1979, holding various sales and sales management positions with the company through 1997.

Christopher D. Reid has been Vice President of Investor Relations since December 2003. He joined the Company in November 1996 and served in the capacity of a commercial credit analyst and loan officer until December 2003. Mr. Reid is also licensed to practice law in the State of Texas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy

The Company believes that compensation of its executive officers should reflect and support its strategic goals, the primary goal being the creation of long-term value for the Company’s shareholders while protecting the interests of the Company’s depositors and customers. The Board of Directors seeks to ensure the Company’s comprehensive, competitive compensation program supports these goals. The Company attempts to attract and retain highly skilled, qualified individuals in what has continued to be a competitive market and to link rewards for performance with shareholder return on investment and the Company’s overall financial performance.

The Company relies on published external market surveys and the actual experiences of both internal and external recruiters in sourcing candidates and exit interviews with departing employees to determine appropriate base salaries. When offers are formulated for potential candidates to fill vacant positions, base salary is determined based upon:

•	the needs of the Company;

•	the experience, talent and skills, current earnings, and stated salary requirements of the candidate;

•	the current base salaries of similarly situated individuals within the Company; and

•	the reported median salaries and salary ranges for the same or similar positions as published in recent survey data.

Base salaries reflect the employee’s responsibilities relative to the position and take into account individual experience and performance as well as specific issues unique to the Company and to the external market.

In order to encourage and reward quality performance on an annual basis, the Company has developed an annual cash incentive program. The program targets the market median of short-term incentive compensation for executive officers when performance meets targeted expectations. In developing this program, the Company evaluated:

•	market surveys;

•	benchmark data from peer banks;

•	the Company’s strategic initiatives; and

•	potential contribution to the profitability of the Company.

In order to retain key officers and to strengthen the link between key officers, Company performance and the shareholders’ interests, the Human Resources Programs Committee (“HRPC”) has developed a long-term, equity-based incentive program. The Company’s long-term incentive program incorporates incentive stock options and/or performance-based, phantom unit equity awards, which convert to common shares upon vesting. This program is progressive with award levels increasing over a three-year phase-in period beginning in 2007. The long-term incentive program was originally designed to provide 40% to 50% of total compensation to executive officers in the form of equity when mature. This goal assumes a stabilization in the market for bank stock.

As an additional tool to attract and retain key officers as well as provide protection to the Company, the HRPC approved a Severance and Non-Compete Agreement plan for executive team members, regional or divisional production managers, and other key company officials of acquired entities. In developing this plan, the HRPC evaluated external practices, internal risk, and the desired retention of key officers by the Company. The Company has also entered into individual Severance and Non-Compete Agreements with members of the executive team. For executive officers, the Severance and Non-Compete Agreements are a required condition of employment. Certain elements of the Severance and Non-Compete Agreements for the Named Executives were modified in connection with the Company’s participation in the Capital Purchase Program of the federal government’s Troubled Asset Relief Program. See “Participation in the Capital Purchase Program” below.

Role of Human Resources Programs Committee

The HRPC establishes, reviews, approves, and oversees all compensation and benefit policies, plans, and programs for the Company’s Named Executives (as defined in the “Summary Compensation Table”). The 2008-2009 HRPC consists of George Beatty, Jr., Chairman, Edward R. Bardgett, Anat Bird, and Raimundo Riojas E. The HRPC reviews and approves (i) a base salary structure that is designed to be competitive by targeting pay between the 45th and 65th percentile of market data based upon comparisons of salary levels for executive officers of banking organizations of similar size, (ii) a short-term cash incentive compensation program that strives to closely align compensation with individual contributions and the Company’s financial performance, and (iii) long-term, performance-based equity awards that are granted in phantom units, which vest in common stock, or incentive stock options; both award types create linkage between individual contribution and shareholder interests. In order to assist in this compensation review and approval process, the HRPC utilizes data from an independent compensation consultant, as well as other available resources including proxy data from publicly traded banking organizations.

Role of Consultants

The HRPC has retained Stone Partners, an independent compensation consultant who reports directly to the HRPC on an on-going basis, to assist the HRPC in the evaluation of executive compensation by providing market data, best practices information, and other consulting services. Stone Partners provides benchmark data related to base compensation, short-term incentives and long-term incentives for executive officers of banks of similar size and business focus in the U.S. market as identified by the HRPC. Stone Partners does not perform any compensation services directly for the management of the Company without the knowledge and consent of the HRPC. In addition, the Company retained Amalfi Consulting, LLC to review and provide recommendations on the Compensation Discussion and Analysis (CD&A) presented here.

Peer Group/Benchmarking

In December 2007, the HRPC selected a peer group to benchmark executive compensation and reviews that peer group annually. The original criteria that the HRPC considered in selecting the peer group included high performing, publicly traded US banks with $3 to $10 billion in assets, similar business focus, a market capitalization of approximately $500 million or greater, or a competitor bank within our geographic market. The “peer banks” which met the criteria at the time of selection by the HRPC in December 2007 are presented below. We provide updated information on the current standing of each peer as of December 31, 2008 based upon average twelve-month data provided by SNL Financial LC.:

Company Name	Ticker	EPS Growth (%)	ROAA(1) (%)	Total Assets ($000)	Market Capitalization ($M)	Geographic Market Competitor
		12/31/2008	12/31/2008	12/31/2008	12/31/2008
1st Source Corporation	SRCE	7.0	0.76	4,464,174	437.1
BancFirst Corporation	BANF	-14.4	1.17	3,867,204	544.3
Chemical Financial Corporation	CHFC	-48.1	0.52	3,874,313	544.6
CoBiz Financial Inc.	COBZ	-94.8	0.05	2,684,275	111.0
Columbia Banking System, Inc.	COLB	-83.8	0.19	3,097,079	161.5
Cullen/Frost Bankers, Inc.	CFR	-1.4	1.51	15,034,142	2,600.6	X
CVB Financial Corp.	CVBF	4.2	0.99	6,649,651	748.6
F.N.B. Corporation	FNB	-61.7	0.46	8,364,811	709.5
First Busey Corporation	BUSE	-138.1	-0.36	4,482,694	314.3
First Midwest Bancorp, Inc.	FMBI	-38.3	0.60	8,528,341	486.3
Glacier Bancorp, Inc.	GBCI	-7.0	1.31	5,553,970	941.4
Hancock Holding Company	HBHC	-9.7	1.02	7,167,254	869.5
IBERIABANK Corporation	IBKC	-7.0	0.77	5,583,226	674.0
MB Financial, Inc.	MBFI	-83.0	0.20	8,819,763	570.8
National Penn Bancshares, Inc.	NPBC	-67.9	0.36	9,391,064	781.5
NBT Bancorp Inc.	NBTB	19.2	1.11	5,336,088	745.0
Park National Corporation	PRK	-39.4	0.20	7,070,720	758.0
Prosperity Bancshares, Inc.	PRSP	-4.1	1.20	9,074,116	1,246.5	X
Provident Bankshares Corporation	PBKS	-238.0	-0.61	6,568,546	215.1
S&T Bancorp, Inc.	STBA	0.9	1.52	4,438,368	702.7
Susquehanna Bancshares, Inc.	SUSQ	-22.8	0.62	13,682,988	947.9
Taylor Capital Group, Inc.	TAYC	-1,441.6	-3.27	4,388,889	71.0
Texas Capital Bancshares, Inc.	TCBI	-20.9	0.54	5,140,212	348.7	X
United Bankshares, Inc.	UBSI	-7.0	1.09	8,102,091	911.1
United Community Banks, Inc.	UCBI	-210.7	-0.76	8,520,765	247.3
Western Alliance Bancorporation	WAL	-786.8	-4.55	5,243,700	293.8
Mean		-130.6	0.26	6,735,709	653.2
Median		-30.5	0.57	6,075,886	622.4

Sterling Bancshares, Inc.	SBIB	-27.8	0.80	5,079,979	407.3

(1)	Return on Average Assets

Provident Bankshares Corporation was part of our original 2008 peer group, but since this organization has been acquired, the HRPC voted to remove it from the Company’s peer group. Except for this deletion, the HRPC has elected to leave the peer group unchanged for 2009.

In addition to peer group benchmarking, the HRPC has access to pertinent, recently published surveys from Watson Wyatt, Towers Perrin, Amalfi Consulting, and Mercer and electronic compensation data from Survey.com.

Compensation Elements, Analysis and Results

The compensation program for the Company consists of various elements, including base salary, non-equity based compensation, equity-based compensation, benefits, and a severance plan. The HRPC believes that the various elements of the Company’s compensation program serve to support the overall program objectives of attracting, developing and retaining key employees in order to meet the Company’s strategic goals. The Company considers several factors in making decisions to materially increase or decrease compensation either at the individual level or at the organizational level. At the individual level, those items considered include:

•	employee performance;

•	changes in scope of responsibility;

•	changes in external market conditions; and

•	internal salary equity.

At the corporate level, the primary drivers of change in the compensation program include:

•	external market factors;

•	long-term strategic initiatives; and

•	overall Company performance.

The table below describes each element of the Company’s compensation program and its correlation to the Company’s compensation philosophy.

Compensation Element	Compete in the Market	Retain	Reward Short-Term Performance	Reward Long-Term Performance
Base Salary	X	X
Short-Term Incentive Plan	X		X
LTI(1) Performance-Based Phantom Share Awards	X	X		X
LTI(1) Incentive Stock Options	X	X		X
Other Compensation and Benefits Programs	X
Severance Plan	X	X

(1)	Long-Term Incentive Plan

Summary of 2008 Compensation Decisions

In 2008, the HRPC applied the compensation principles described above in determining the compensation of J. Downey Bridgwater, Zach L. Wasson, Sonny B. Lyles, James W. Goolsby, Jr., and John A. Rossitto (the “Named Executives”). The decisions made during the first half of the year reflected a continued competitive Texas banking environment in contrast to what was happening in other parts of the country. During the later half of the year, the Texas economy slowed and problems in other parts of the country began to negatively impact the Company’s overall performance. As a result, compensation decisions made later in 2008 were more restrictive.

In summary, the compensation decisions made during 2008 for the Named Executives were as follows:

•

For 2008, all five of the Named Executives were employed by the Company throughout the entire year. All five Named Executives received base salary adjustments effective April 1, 2008. The HRPC approved merit/market base salary adjustments averaging 10.43%.

•

For 2008, the Named Executives earned cash incentive payments averaging 7.34% of their base compensation. The Chief Executive Officer and the Chief Risk Officer did not receive any cash incentive payments. The Company failed to achieve the ROA and EPS metrics established under the terms of the short term incentive program. However, the Chief Financial Officer and General Counsel received “Above Expectations” performance evaluations from the Chief Executive Officer. This rating generated a bonus equal to 25% of target bonus for each of these two Named Executives. The Executive Vice President of Retail Banking received a discretionary bonus of $7,500 in addition to an annual bonus of $50,000 which was guaranteed through 2008. See discussion of “Annual Incentive Compensation Decisions” below. For those three Named Executives receiving an incentive payment, the average was 15.11% of their base salaries.

•

For 2008, the Named Executives, including the Chief Executive Officer, received equity-based incentives under the terms of the 2007 Long-Term Incentive Stock Performance Program of 82,000 units divided equally into 41,000 performance-based phantom units that cliff-vest at the end of 2010 based upon the Company’s performance to the peer banks during the three-year period ending December 31, 2010, and 41,000 incentive stock options that time vest in equal increments over a three-year period. The exercise price of the stock options exceeded the market price at December 31, 2008. The value of the phantom stock units, if any, is based on the Company’s three year performance as of December 31, 2010 compared to the defined peer group, and therefore cannot be determined until such date.

•

For 2007-2009, the Chief Executive Officer entered into a new Employment Agreement effective January 1, 2007 (the “2007 Employment Agreement”). This agreement was restated in 2008 to incorporate appropriate 162(m) language into the document and to provide clarity around the definition of “Good Reason” in a Change of Control. See discussion of “Agreements, Employment Agreement—Chief Executive Officer” below.

•

In 2008, the Company participated in the Capital Purchase Program of the federal government’s Troubled Asset Relief Program (“TARP”). See “Participation in the Capital Purchase Program” below for the TARP impact on the Company’s executive compensation.

Direct Compensation

Base Salary.    In order to attract and retain the caliber of highly skilled, qualified bankers that the Company believes is necessary for continued growth, the Company targets base salaries at between the 45th and 60th percentile. Base salaries for all Named Executives were reviewed during 2008 and adjustments were approved by the HRPC. Salary adjustments, if any, for executive officers typically take place on April 1st of each year. For all executive officers, other than the Chief Executive Officer, the HRPC considered the assessments and recommendations of the Chief Executive Officer, individual executive officer performance, the dates and percentages of last increases, market and benchmark comparisons, the Company’s annual performance, and the overall annual budget in approving base salary adjustments. The Chief Executive Officer’s annual base salary is determined by the Executive and Risk Management Committee of the Board based upon the Board’s written evaluation of the Chief Executive Officer’s performance, the overall performance of the Company, market and benchmark data, and the HRPC’s recommendation.

The Chief Executive Officer’s 2007 Employment Agreement provides for an annual review by the HRPC of Mr. Bridgwater’s base salary. Mr. Bridgwater’s 2008 base salary represents a 14.29% increase over the prior year’s salary of $525,000. This increase was largely the result of the examination of market data, the comparison of proxy information from the Company’s peer group, the evaluation of the Company’s performance related to peer and to its Strategic Plan, and the achievement under Mr. Bridgwater’s leadership of steadily increasing year-over-year earnings per share growth from continuing operations. On the basis of the HRPC’s review, the Named Executives’ base salaries as of December 31, 2008 reflect an average 10.43% increase over their collective base salaries as of December 31, 2007.

Base Salary Decisions.    All base salary adjustments for the Named Executive Officers were effective on the scheduled adjustment date of April 1st, except for the Executive Vice President of Retail Banking, who received performance-based merit raises on January 1, 2008 and April 1, 2008. The table below shows the base adjustments implemented in 2008:

Base Salary Adjustments

Name	2007 Base ($000)(1)	2008 Base ($000)(2)	Date of Increase	% Increase	Reason
J. Downey Bridgwater	$525.0	$600.0	4/1/08	14.29%	Merit/Market
Zach L. Wasson	$300.0	$350.0	4/1/08	16.67%	Merit/Market
Sonny B. Lyles	$300.0	$325.0	4/1/08	8.33%	Merit
James W. Goolsby, Jr.	$260.0	$275.0	4/1/08	5.77%	Merit
John A. Rossitto	$235.0	$250.0	1/1/08, 4/1/08	6.38%	Merit

(1)	As of 4/1/07

(2)	As of 4/1/08

Annual Incentive Compensation.    The Named Executives may earn an annual cash bonus based upon overall Company performance meeting or exceeding predetermined metrics approved by the HRPC, and the performance evaluation of the individual executive officer’s contribution. For executive officers with primary responsibility for production, such as the Executive Vice President of Retail Banking, 10% of their annual bonus potential is determined by the evaluation of overall company performance. The remaining 90% of the production executives’ bonus potential is payable in quarterly incentive payments, which are earned based upon the achievement of pre-determined, measurable “key performance metrics” (KPMs), which link to performance goals for the specific production group. While production executives have a target bonus (see annual Incentive Levels as a Percent of Base Salary – John A. Rossitto), they must achieve target or there is no payout and to the extent that they exceed target, there is no cap on their bonus potential.

The HRPC annually reviews survey data to determine an appropriate target bonus as a percentage of base salary for each executive officer. Additionally, the HRPC annually evaluates and approves the performance metrics for the overall Company and for specific production groups using the Board approved Company budget as a tool. For 2007 and 2008, the Company’s Board approved goals for overall Company performance consisted of a return on assets (ROA) target and an earnings per share (EPS) target. In 2006, the performance metrics selected by the Board were return on equity (ROE), earnings per share (EPS) growth, and core deposit growth.

Annual Incentive Compensation Performance Metrics for the Company

	Performance Targets
Plan Year	Return on Assets (ROA)	Return on Equity (ROE)	Earnings Per Share (EPS)	Core Deposit Growth
2008	1.20%	NA	$0.77	NA
2007	1.20%	NA	$0.71	NA
2006	NA	12.93%	$0.66	11.1%

These performance metrics were selected after careful evaluation of the Company’s strategic plan and after an assessment of those items that the HRPC believed were most important to the shareholders. In 2007, a ROE metric was determined not to be appropriate for the Company because of the Company’s desire to grow through prudent acquisitions when opportunities present themselves. It was further determined that while core deposit growth is desirable, achievement of this single growth metric does not deliver a significantly better return to the shareholder than does achievement of other metrics such as loan growth and growth in non-interest income. For these reasons, it was decided that the Company’s achievement of performance metrics relative to the annual approved budget in terms of both return on assets and earnings per share more closely align non-equity incentive compensation for executive officers with shareholder interests. The established Company targets for 2008 were approved by the Board in January of 2008 and were considered as aggressive and requiring a substantial effort on the part of the Named Executives because of the competitiveness in the markets, signs of potential uncertainty in the national economy, and the challenges in growing organically and through acquisition while improving the Company’s operating efficiency.

Under the terms of the non-equity based incentive program, the Named Executive’s base salary is multiplied by the target bonus percentage. The Company’s performance on ROA and EPS is then compared to the HRPC approved, performance chart below, as is the annual evaluation of the executive officer. The points related to achievement in each of the three areas are accumulated and converted into a percentage of bonus payout by which the calculated target bonus is adjusted.

Annual Incentive Opportunity Levels as a Percent of Base Salary(1)

Name	Position	Threshold	Target	Max
J. Downey Bridgwater	Chairman, President & Chief Executive Officer	15%	60%	120%
Zach L. Wasson	Executive Vice President and Chief Financial Officer	13%	50%	88%
Sonny B. Lyles	Executive Vice President and Chief Risk Officer	13%	50%	88%
James W. Goolsby, Jr.	Executive Vice President and General Counsel	11%	45%	79%
John A. Rossitto	Executive Vice President of Retail Banking	0%	40%	Unlimited

(1)	For all positions, external resources used were Watson/Wyatt—Top Management Survey, Towers Perrin—Financial Services Executive Survey, Amalfi Consulting—Commercial Lending Survey, and Salary.com.

Annual Incentive Plan Performance Measures for 2008

Return on Assets
Goal Level	Performance	Points Awarded
Threshold	1.1345% to less than 1.1945%	1
Target	1.1945% to less than 1.2545%	2
Max	1.2545% and above	3

Earnings Per Share
Goal Level	Performance	Points Awarded
Threshold	$0.725 to less than $0.765	1
Target	$0.765 to less than $0.805	2
Max	$0.805 and above	3

Annual Job Performance Evaluation
Goal Level	Performance (on rating system of 0-5)	Points Awarded
Threshold	Acceptable (3.25 to less than 4.00)	1
Target	Meets Expectations (4.00 to less than 4.75)	2
Max	Above Expectations (4.75 and above)	3

How Points Earned For the Year Tie to Incentive Payouts

Total Points Earned for All Three Measures	Bonus Payout Result
Less than 3 points	No Payout
3 points (Threshold)	25% of Target
4 points	50% of Target
5 points	75% of Target
6 points (Target)	Target Bonus Paid
7 points	125% of Target
8 points	150% of Target
9 points for Non-CEOs (Max)	175% of Target
9 points for CEO (Max)	200% of Target

For the Executive Vice President of Retail Banking, the potential annual incentive is determined by two components. The overall Company performance, measured as described above, accounts for 10% of the potential bonus, and the remaining 90% of his bonus potential is determined based upon the Retail Banking Group’s achievement of weighted key performance metric goals. For 2008, the weighted key performance metric goals were: (i) growth in average core deposits over the previous end-of-year baseline (45%), (ii) growth in average consumer loan growth over the previous end-of-year baseline (30%), and (iii) new checking accounts opened in relationship to goal (25%). The Executive Vice President of Retail Banking does not have a reduction component for less than acceptable asset quality embedded in his final payout calculation because all loans are required to be scored by the retail bankers.

Annual Incentive Compensation Decisions.    For 2008, the Named Executives’ incentive bonuses were designed to be determined by the Company’s level of achievement in the areas of: (i) return on assets, and (ii) earnings per share, together with the Chief Executive Officer’s evaluation of their individual performance. The Chief Executive Officer’s incentive bonus was determined by the same performance metrics, but the performance evaluation was completed by the Board. In 2008, the Company did not achieve a return on assets of 1.20% or earnings per share of $.77. With regard to assessment of personal/individual performances, two of the Named Executives, the Chief Financial Officer and the General Counsel, did receive the maximum overall performance rating of “Above Expectations”. This evaluation resulted in the awarding of 3 points and created a threshold bonus potential of 25% of the individual target bonus for these two Named Executives.

Performance Results for the Company-Wide Goals

	Performance Targets		Actual Results		Total Points Earned
Plan Year	Return on Assets (ROA)	Earnings Per Share (EPS)	Return on Assets (ROA)	Earnings Per Share (EPS)
2008	1.20%	$0.77	0.80%	$0.52	0
2007	1.20%	$0.71	1.22%	$0.72	5

The Executive Vice President of Retail Banking was employed at the beginning of 2006 to develop and effectively implement a retail strategy for the Company. Because this initiative amounted to a start-up program for the Company, bonuses payments were guaranteed for the first three years, or through 2008. The Executive Vice President of Retail Banking was also awarded a discretionary bonus of $7,500 in 2008.

The table below shows the 2008 annual incentive/bonus payments paid to the Named Executives under the performance metrics or under any other type of cash bonus guarantee or program.

Payout Results of the 2008 Annual Incentive Plan/Bonus Guarantee

		Payouts as a Percent of Base Salary		Paid Incentive/ Bonus ($)
Name	Position	Target Payout	Actual Payout
J. Downey Bridgwater	Chairman, President & Chief Executive Officer	60%	0%	$0
Zach L. Wasson	Executive Vice President and Chief Financial Officer	50%	12.50%	$43,750
Sonny B. Lyles	Executive Vice President, Chief Risk Officer	50%	0%	$0
James W. Goolsby, Jr.	Executive Vice President and General Counsel	45%	11.25%	$30,938
John A. Rossitto.	Executive Vice President of Retail Banking	40%	23.00%	$57,500

Please see “Participation in the Capital Purchase Program” below for the TARP impact on executive compensation.

Long-Term Incentive Compensation.    Under the terms of the 2007 Long-Term Incentive (LTI) Stock Performance Program (the “Program”) effective September 1, 2007, each executive officer position and the position of Chief Executive Officer, is eligible for a specific, progressive target award established in relationship to the external market, internal equity, and affordability. The HRPC has the discretion to increase or decrease award amounts. All stock awards at the executive Program level are comprised of 50% performance-based phantom stock units and 50% incentive stock options. All of the stock available for award in this Program is part of the shareholder-approved 2003 Stock Incentive and Compensation Plan.

The achievement metrics for the performance-based phantom stock units are average return on assets and average earnings per share growth over a three-year performance vesting period relative to the peer group of financial institutions described in the “Peer Group Benchmarking” above. The three-year performance vesting period is measured in calendar years, with the first year of the performance vesting period being the year in which the award is granted. The three-year performance metrics and the peer group designation are subject to annual approval by the HRPC. Performance results are scaled so that recipients will receive:

•	no award if minimally acceptable results are not achieved;

•	a partial award in the event that minimally acceptable results, but not desired results are achieved;

•	a full award if the desired results are achieved; or

•	an enhanced award in the event that better than the desired results are achieved.

The phantom stock portion of the award cliff vests at the end of the three-year period and only to the extent that average comparative performance metrics at the end of that three-year period have been achieved. Prior to vesting, phantom shares are not entitled to dividends or voting rights. At the time of vesting, one phantom stock unit yields one share of Company common stock. The table below illustrates the vesting potential for the performance-based phantom units based upon the Company’s combined performance metrics relative to the designated peer group over a three-year period:

STERLING BANCSHARES, INC.

PERFORMANCE BASED PHANTOM STOCK UNITS VESTING TABLE

Return on Assets Sterling Bank Performance Vs. PEERS		Earnings per Share Growth Sterling Bank Performance Vs. PEERS		Percent of award based on performance results
Percentile Rank	Percent of PSU Vested	Percentile Rank	Percent of PSU Vested
0-29.99%tile	0%	0-29.99%tile	0%	0%
30-34.99%tile	10%	30-34.99%tile	10%	20%
35-39.99%tile	25%	35-39.99%tile	25%	50%
40-49.99%tile	40%	40-49.99%tile	40%	80%
50-64.99%tile	50%	50-64.99%tile	50%	100%
65-74.99%tile	75%	65-74.99%tile	75%	150%
75%tile or higher	100%	75%tile or higher	100%	200%

The incentive stock options are intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor section of the Code, so as to entitle the recipient to favorable tax treatment. The incentive stock options time vest in equal increments over a three-year period and vest independently from the performance-based phantom stock units. Vested, but unexercised options expire 10 years after the date of the grant, or thirty-days following termination of the recipient’s employment. Each new award is treated separately for vesting purposes.

The value or lack of value realized from at-risk awards granted in prior years is not taken into account by the HRPC in the process of setting compensation for the current year. The HRPC believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to recover from below-target performance in prior years or decreased to account for above-target performance in prior years, the HRPC would be diluting or eliminating the link between performance and reward. Recipients would have little incentive to improve performance if it resulted in decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. Additionally, the value realized from equity-based awards granted in prior periods depends in large measure on when the recipient decides to realize that value by exercising options or by selling vested shares of stock. The HRPC does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

Long-Term Incentive Compensation Decisions.    In 2008, the Company granted a total of 82,000 stock awards to the five Named Executives pursuant to the 2007 Long-Term Incentive (LTI) Program. These awards were divided equally between 41,000 incentive stock options and 41,000 phantom units, which vest over a three-year period. The vesting schedule for the phantom units is based upon the scaled comparative performance metrics for return on assets and earning per share growth at the end of the three-year period ending December 31, 2010, and yields shares of the Company’s common stock upon vesting. The incentive stock options that were awarded will time vest in equal increments over a three-year period. There were no immediate vesting grants awarded in 2008.

Name	2008 Total LTI Award	Performance- Based Phantom Stock Units	Immediate Vesting Grant	Time-Vesting Incentive Stock Options
J. Downey Bridgwater	30,000	15,000	—	15,000
Zach L. Wasson	12,000	6,000	—	6,000
Sonny B. Lyles	12,000	6,000	—	6,000
James W. Goolsby, Jr.	16,000	8,000	—	8,000
John A. Rossitto	12,000	6,000	—	6,000

Please see “Participation in the Capital Purchase Program” below for the TARP impact on executive compensation.

Total Direct Compensation.    For 2008, performance-based pay levels equaled an average amount equivalent to 68.60% of the annual base compensation of the Named Executives. For purposes of this calculation, performance-based pay is defined as incentive cash bonuses, both earned and guaranteed, and equity awards granted during 2008, both immediate grants, if any, and vesting grants. In the case of the Chief Executive Officer, performance-based pay also includes $701,875, which is the 2008 accrual of the expense associated with that portion of the 187,500 phantom stock units awarded him under the terms of his 2007 Employment Agreement. These 187,500 phantom stock units are due to vest in common stock at the end of the 2007 Employment Agreement period. (See discussion of “Agreements, Employment Agreement—Chief Executive Officer” below.) Because the FAS 123R requires that this annual accrual for the phantom stock award be made based upon the stock value at the time of the award, the Chief Executive Officer’s 2008 performance-based pay as a percentage of his 2008 base salary is 134.56%. However, as with all financial institution stock, the current value of the Company’s stock is substantially lower than it was at the time of the award. If the accrual for the 187,500 phantom stock units awarded to the Chief Executive Officer under the terms of his 2007 Employment Agreement is excluded from the 2008 performance-base pay calculation, then the Chief Executive Officer’s 2008 performance-base pay as a percentage of his 2008 base salary is 17.73%, not 134.56%; and the average for all Named Executives becomes 30.15%, not 68.60%.

Indirect Compensation

Various employee benefits assist the Company in attracting and retaining employees in a competitive labor market. The HRPC reviews benefit plans annually. The HRPC may recommend that the Company implement certain changes to existing plans or adopt new benefits. The HRPC strives to meet the market median with respect to the Company’s benefits and limits the number of “special” executive programs.

Health and Welfare Benefits.    The Company offers a standard range of health and welfare benefits to all employees including executive officers. The benefits include: medical, prescription drug, vision and dental coverages, life insurance, accidental death and dismemberment, business travel and accident, long-term disability insurance, flexible spending accounts, health savings accounts and various voluntary programs including long-term care insurance. Executive officers participate in these employee benefit plans on the same terms as similarly situated, non-executive employees.

Employee Savings Plan.    The Company believes that creating an opportunity for financial security during retirement is an important component in employee engagement and retention. To that end, the Company’s Named Executives (as defined in the “Summary Compensation Table”), participate in the Company-wide Employee Savings Plan (the “Savings Plan”). For 2008, this Savings Plan consisted of two components—a 401(k) component and a profit sharing component. The 401(k) plan allows employees to defer up to 25% of their eligible income, and the Company matches the employee contribution at $.50 on the $1.00 for the first 6% of eligible compensation that an employee may elect to contribute to the Savings Plan. The Company’s matching contribution is made each payroll period and is invested in shares of its common stock. The Company funds the profit sharing component at 5% of the Company’s pre-tax income if the Company meets or exceeds the return on assets (ROA) and earnings per share (EPS) growth targets that are approved by the Board in the annual budgeting process. Should the Company achieve one of the metrics, but not the other, then 2.5% of the bank’s pre-tax income will be used to fund the pool for the profit sharing component. This pool is then reduced by the amount that the Company contributed to the Savings Plan related to the employer matching 401(k) contributions. The remaining pool is paid into the Savings Plan accounts of all eligible participants equitably as a percent of salary. There was no profit sharing contribution for 2008. For 2009, the profit sharing component of the Savings Plan has been eliminated and the Company will match the employee contributions dollar-for-dollar for the first 5% of eligible compensation that an employee may elect to contribute to the Savings Plan.

All of the Named Executives, including the Chief Executive Officer, are eligible to participate on the same basis as any other employee in both the 401(k) employer match component and the profit sharing component of the Savings Plan. Regulatory restrictions and plan terms are equitably applied to all plan participants. The amounts contributed to the Savings Plan on behalf of the Named Executives are nominal when evaluated as a percentage of base salary. The contributions are listed in the All Other Compensation – Supplemental Table following the Summary Compensation Table below.

Deferred Compensation Plan.    Consistent with the Company’s desire to provide retirement savings opportunities for our key employees, in 1996 the Company adopted the Sterling Bancshares, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is a Non-Qualified Plan that enables eligible participants, including our Named Executives, to make an election, prior to the beginning of each calendar year, to defer from 5% up to 90% of their base salary/commissions, annual bonus, and/or special bonus awards, if any. While a participant is 100% vested in all deferrals, the deferrals are treated as unsecured liabilities of the Company.

The Deferred Compensation Plan was amended October 1, 2007, so that deferred amounts are indexed to one or more hypothetical or “deemed” investments individually chosen by the participant from the hypothetical investment funds under the Plan, which, with the exception of targeted retirement funds, mirror the investment options under the Company’s 401(k) plan. No contributions were made to the Deferred Compensation Plan on behalf of the Named Executives in 2008, and the plan was amended to comply with the requirements of Section 409A of the Internal Revenue Code.

Stock Purchase Plan.    The 2004 Employee Stock Purchase Plan allows all employees who are employed for more than 20 hours per week and meet the minimum length-of-service requirements of three months, including our Named Executives, to participate in a stock purchase program by authorizing the Company to withhold a fixed dollar amount from each payroll to purchase common stock at a 10% discounted price. The Employee Stock Purchase Plan is subscribed through payroll deductions which may not exceed 10% of the eligible employee’s compensation. The purchase price for shares available under the Purchase Plan is 90% of the lower of the fair market value on either the first or last day of each quarter.

Severance and Non-Competition Agreements.    Severance and non-competition agreements exist with four of the five Named Executives including: Mr. Wasson, effective December 4, 2006; Mr. Lyles, effective May 2, 2005; Mr. Goolsby effective June 1, 2004; and Mr. Rossitto, effective January 26, 2006. Pursuant to their respective agreements and in consideration of the covenants contained in each agreement, Mr. Wasson was granted 7,500 shares of the Company’s common stock, effective January 1, 2007, with a tax equalization bonus to cover his tax obligation on the shares and a $50,000 execution bonus. Mr. Lyles was granted 12,000 common shares, 4,500 of which vested immediately and 7,500 of which vest over a four-year period, and a $75,000 execution bonus; Mr. Goolsby was granted 3,000 common shares; and Mr. Rossitto was granted 5,000 common shares with a tax equalization bonus to cover his tax obligation on the shares and a $75,000 execution bonus. Severance and non-competition components were also incorporated into Mr. Bridgwater’s 2007 Employment Agreement, which is discussed below.

In general, the Severance and Non-Compete Agreement prohibits the Named Executive from working for a competitor within a defined territory for a period of twelve months after leaving the employment of the Company, prohibits the solicitation of customers and/or employees from the Company, and binds the Named Executive to protect the Company’s confidential information. These agreements provide for the following severance payments and benefits upon a termination of employment under the circumstances described below: (i) two years’ base pay payable in equal installments in accordance with the Company’s regular pay period; (ii) an annual bonus for two years in an amount equal to the highest annual bonus paid to the respective Named Executive during the three years preceding termination or change in control (as defined in the agreement); (iii) continued eligibility for Company perquisites, welfare and life insurance benefit plans, to the extent permitted, and in the event participation is not permitted, payment of the costs of such welfare benefits for a period of two years following termination of employment; (iv) payment of up to $20,000 in job placement fees; and; (v) to the extent permitted by law or the applicable plan, accelerated vesting and termination of all forfeiture provisions under all benefit plans, options, stock grants or other similar awards.

To become eligible for such severance benefits, either (i) the Company must terminate the Named Executive’s employment prior to any change in control for any reason other than cause, disability (as such terms are defined in the agreement) or death; or (ii) following a change in control, either the Company (or its successor) for any reason other than cause, disability or death, or the Named Executive for good reason (as defined in the agreement), terminate the Named Executive’s employment within two years of the change in control, or the Company (or its successor) otherwise terminate the Named Executive’s employment after such two year period for any reason other than cause, disability or death.

As a result of the Company’s participation in the CPP, each of the Named Executives has executed a written agreement which imposes limits on the payments he may receive in connection with a change of control.

See the Severance Benefits Table under “Potential Payments Upon Termination or Change in Control” below for the value associated with the severance arrangements of the Named Executives. Additionally, please see “Participation in the Capital Purchase Program” below for the TARP impact on executive compensation. All of these Severance and Non-Competition Agreements were amended in 2008 to fully comply with Section 409A of the Internal Revenue Code.

Perquisites and other Personal Benefits.    In order to attract and retain key officers, the HRPC approves certain perquisites for those officers whose job duties or positions justify a business need for such items. Perquisites for certain executive officers include Company-owned vehicles or a fixed monthly mileage allowance, monthly club membership dues, annual physical exams, and relocation expenses when warranted. In developing our guidelines for the administration of these various programs, the Company evaluates its internal practices in relation to those of other financial institutions. Additionally, the Company looks at the job requirements of various positions and the anticipated business use of such perquisites. See “Summary Compensation Table” for values associated with these perquisites and other personal benefits for the Named Executives. Continuation of these perquisites will be subject to the policy on luxury expenditures that will be adopted by our Board of Directors as required by the ARRA. For additional information regarding these limits, please see “Participation in the Capital Purchase Program” below.

Bank-owned vehicles or fixed mileage allowance.    All of the Named Executives receive either a bank-owned vehicle or a fixed mileage allowance. Over the next four years, this practice will be phased out for all positions except the Chairman, CEO and President position(s). The direct or imputed income associated with this benefit is nominal when evaluated as a percentage of the Named Executive’s base salary. The income associated with this perquisite is listed in the All Other Compensation—Supplemental Table following the Summary Compensation Table below.

Relocation.    No relocation expense was incurred for any of the Named Executives during 2008.

Club Memberships.    All of the Named Executives are eligible to receive reimbursement of monthly club membership dues to a social club suitable for entertaining customers and prospects. The costs associated with this perquisite are nominal when evaluated as a percentage of base salary. In 2008, the Chief Financial Officer elected to join a social club and was reimbursed for the initiation fee in accordance with the terms of his original letter dated 2006 offering employment with the Company. See the All Other Compensation—Supplemental Table following the Summary Compensation Table below.

Executive Compensation Policies

Equity Ownership Guidelines.    Because the Company believes that it is vitally important to ensure that key officers and directors have a personal wealth interest in the performance of the Company, the HRPC developed equity ownership guidelines for the executive team and worked with the Corporate Governance and Nominating Committee to develop equity ownership guidelines for directors as well. These equity ownership guidelines received approval from the Board at its January 2007 meeting.

Equity ownership guidelines require that executive team members own Sterling Bancshares common stock as a multiple of base salary. Executive team members have five years from their date of hire, date of promotion, or from the Board approval of these guidelines (January 2007), whichever occurs later, in which to achieve the required equity ownership. For purposes of determining stock ownership, unvested phantom grants (at target grant levels) are included, as are shares held in the Employee Savings Plan, the Deferred Compensation Plan, and the Employee Stock Purchase Plan. Stock options are not included. Ownership requirements as a multiple of base salary are as follows:

•	J. Downey Bridgwater—Five times base salary

•	All Other Named Executives—Three times base salary

At this time, none of the Named Executives meet the equity ownership guidelines; however, each has until January 2012 in which to do so. The following table shows the equity ownership of the Named Executive Officers as of December 31, 2008.

Company Equity Ownership

Name	Position	2008 (# of shares)	Date for Completion of Equity Ownership
J. Downey Bridgwater	Chairman, President & Chief Executive Officer	203,570	1/2012
Zach L. Wasson	Executive Vice President and Chief Financial Officer	58,174	1/2012
Sonny B. Lyles	Executive Vice President and Chief Risk Officer	51,622	1/2012
James W. Goolsby, Jr.	Executive Vice President and General Counsel	54,008	1/2012
John A. Rossitto.	Executive Vice President of Retail Banking	17,562	1/2012

Equity ownership guidelines require that non-employee directors own the Company’s common stock valued at a minimum of $100,000. Non-employee directors have three years from the date of their election to the Board or three years from the approval of these guidelines (January 2007), whichever occurs later, in which to achieve the required equity ownership.

The HRPC reviews individual compliance with the established equity ownership guidelines annually.

Securities Trading Policy.    The Board has adopted an Insider Trading and Confidentiality Policy. The provisions of this policy expressly prohibit directors, officers or other employees from trading, either directly or indirectly, after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, guidelines have been established for blackout periods and for appropriate disclosure of internal information to external parties. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Bank plans, as well as other transactions which may be prohibited, such as: short- term trading, short sales, publicly trading in options, hedging transactions, margin purchases, and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions, and certain reporting requirements applicable to directors, officers and designated key employees. The Company’s General Counsel or the Chief Financial Officer offers direction to employees on compliance with this policy. The policy requires all senior officers, including all Named Executives, to provide annual, written certification of their understanding and intent to comply with the policy.

Recoupment of Equity Awards Policy.    The Chief Executive Officer’s 2007 Employment Agreement provides that in the event Mr. Bridgwater receives stock in conjunction with the evaluation of the Company’s performance and the Company subsequently has to file a formal restatement with the SEC, and as a result of the restatement, the Board determines that some portion of Mr. Bridgwater’s stock award was not properly vested due to a change in actual performance metrics, the Company is entitled to recoup the excess equity award. For additional information regarding the recoupment of awards, both equity and incentive for all Named Executives, please see “Participation in the Capital Purchase Program” below.

Policy on the Re-pricing of Stock Options.    Stock Options are granted at the fair market value on the date of the grant and are not subject to re-pricing.

Policy on Timing Stock Award.    The timing of stock awards under an established plan must be consistent with program guidelines. In almost every instance, the HRPC will approve any stock award prior to the granting of such an award. Stock option awards must be approved by the HRPC and should always be dated subsequent to the HRPC approval date.

Policy on Hedging the Economic Risks of Equity Ownership.    There is no policy regarding hedging the economic risks of equity ownership for the executive team or directors of the Company and the Company does not engage in this practice.

Recoupment of Incentives Policy.    The Chief Executive Officer’s 2007 Employment Agreement provides that in the event Mr. Bridgwater receives payment of performance-based cash bonuses and the Company subsequently has to file a formal restatement with the SEC, and as a result of the restatement, the Board determines that some portion of Mr. Bridgwater’s performance-based cash award should not have been paid due to a change in actual performance metrics, the Company is entitled to recoup the excess cash award. For additional information regarding the recoupment of awards, both equity and incentive for all Named Executives, please see “Participation in the Capital Purchase Program” below.

Policy on Deductibility of Compensation Over $1 Million.    Unless compensation is performance based, Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes a limit of $1 million on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its chief executive officer and each of its four other most highly compensated executive officers. While the HRPC cannot predict with certainty how the Company’s executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued, the HRPC would like to preserve the tax deductibility of all executive compensation while maintaining the Company’s executive compensation program as described in this Compensation Discussion and Analysis. As a result of the Company’s participation in TARP (see discussion below), the Company will be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the U.S. Treasury retains its TARP investment in the Company. TARP provides for application of the $500,000 limitation on a pro rata basis with respect to calendar years during which the Treasury Department held its investment for less than the full year, as was the case in 2008 when the Treasury Department held the investment in the Company for less than one month.

When the Company’s Board of Directors determined to participate in the TARP Program, it was aware of, factored into its analysis and agreed to, the potential increased after-tax cost of its executive compensation program that would arise because of the TARP Program’s $500,000 deduction limitation. However, and especially with the limitations imposed upon executive compensation by participation in the Capital Purchase Program (see discussion below), the HRPC realizes that executive compensation must remain competitive and aligned with shareholder interests, which may result in the Company providing compensation to the Named Executives that is not always deductible. HRPC contends that retaining the right leadership is of greater shareholder value than achieving 100% deductibility of all executive compensation at all times.

Policies on the Impact of Accounting/Tax Treatments on any Elements of Compensation.    The Company’s stock-based compensation policy applies to all forms of stock-based compensation including stock options, restricted stock units, shares acquired under the Employee Stock Purchase Plan and performance based phantom units. All stock-based compensation is accounted for under the fair-value method as required by generally accepted accounting principles in the United States. The expense associated with stock based compensation is recognized over the vesting period of each individual arrangement.

The fair value of each stock option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model. The fair value of restricted stock and phantom stock units is based on the fair value at the date of grant. The fair value of each performance based share unit is estimated based on expected performance goals being attained.

Compensation expense associated with the Employee Stock Purchase Plan is determined using a Black-Scholes-Merton option pricing formula.

Participation in the Capital Purchase Program.    The Company elected to accept $125,000,000 of capital made available under the Capital Purchase Program (“CPP”) of the federal government’s Troubled Asset Relief Program (“TARP”). Receipt of these funds further strengthens a well-capitalized financial institution and provides assurance of the Company’s ability to continue to grow and to meet the financial needs of the markets in which it operates. As a result of the Company’s participation in the CPP, the Named Executives have executed agreements which acknowledge their acceptance of limitations on any “golden parachute” payments and the expansion of “clawback” provisions to encompass bonus and incentive compensation payments that are made based upon information which later proves to be materially inaccurate. Additionally, the Named Executives have also executed waivers which relinquish their rights to pursue legal action against the United States or the Company as a result of any monetary loss that they might incur as a result of these restrictions. In addition, the Company’s tax deducibility for a portion of the compensation payable to the Named Executives will be limited. The HRPC has reviewed the Company’s compensation programs with the Chief Risk Officer to ensure that none of the programs encourage unnecessary or excessive risk to the Company and has evaluated the impact of the imposition of a reduced compensation deduction for certain payments to the Named Executives.

The American Recovery and Reinvestment Act of 2009 (“ARRA”), which was signed into law on February 17, 2009, imposes additional compensation restrictions and corporate governance standards on TARP recipients. The ARRA amends, among other things, TARP by directing the U.S. Treasury Department to issue regulations implementing strict limitations on compensation paid or accrued by TARP recipients. Limitations are to include:

•

A prohibition on paying or accruing bonus, incentive or retention compensation for at least the five most highly compensated employees, other than certain awards of long-term restricted stock or bonuses payable under existing employment agreements;

•

A prohibition on making any “golden parachute” payments to the five highest paid executive officers and the next five most highly compensated employees for departure from the Company other than compensation earned for services rendered or accrued benefits;

•

Subjecting bonus, incentive and retention payments made to the five highest paid executive officers and the next 20 most highly compensated employees to a “clawback” if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	A prohibition on any compensation plan that would encourage manipulation of reported earnings;

•

Adoption by the Company’s Board of Directors of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;

•

Submitting a “say-on-pay” proposal to a non-biding vote of shareholders at future annual meetings, whereby shareholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement; and

•

A review by the U.S. Department of Treasury of any bonus, retention awards or other compensation paid to the five highest paid executive officers and the next 20 most highly compensated employees prior to February 17, 2009 to determine if such payments were excessive and negotiate for the reimbursement of such excess payments.

The Company is currently awaiting issuance of guidance from the U.S. Department of the Treasury, but intends to fully comply with such guidance once it becomes available.

Agreements

Employment Agreement—Chief Executive Officer

The Chairman, President and Chief Executive Officer of the Company, J. Downey Bridgwater, is the only executive officer with an employment agreement. The 2007 Employment Agreement with Mr. Bridgwater was entered into effective January 1, 2007 and extends through December 31, 2009, subject to earlier termination under certain circumstances.

Mr. Bridgwater’s 2007 Employment Agreement provided for an initial base salary and made his base salary subject to annual review by the HRPC. In determining the amount and form of Mr. Bridgwater’s annual base salary, bonus and contributions for fiscal year 2008, the HRPC took into account the Company’s financial performance during 2007 and the satisfaction of certain financial goals for such period, the effectiveness and quality of Mr. Bridgwater’s leadership of the Company in a difficult economic environment and, in particular, Mr. Bridgwater’s ongoing efforts to implement the Company’s business and growth strategies. The Company believes that Mr. Bridgwater’s total compensation is reasonable and competitive based upon compensation survey data and comparable performance information.

The 2007 Employment Agreement provides Mr. Bridgwater with consideration for an annual performance bonus described in the “Annual Incentive Compensation” above. The 2007 Employment Agreement reaffirms the granting of the 187,500 phantom stock units awarded Mr. Bridgwater under the terms of his previous employment agreement. However, while the vesting date (December 31, 2009) for these phantom stock units to vest remains unchanged, the performance period has been shortened to three years as a result of the restatement of Mr. Bridgwater’s employment agreement, and the phantom stock units now vest based on the Company’s performance compared to its peer group for the period from January 1, 2007, through December 31, 2009. The metrics used are the same as those used under the Company’s Long Term Incentive (LTI) Stock Performance Program (see discussed in the analysis of the Compensation Elements, specifically the “Long-Term Incentive Compensation” section above). The Company will issue one Bonus Share (common stock share) under the 2003 Stock Incentive and Compensation Plan for each vested phantom stock unit. Additionally, the vesting is dependent upon Mr. Bridgwater remaining continuously employed by the Company during this period which continues his employment contract through December 31, 2009 except in the event of a change in control, in which case the 187,500 phantom stock units will immediately vest.

In the event the Chief Executive Officer receives performance-based cash bonuses or phantom stock units and there is a subsequent restatement of the Company’s previously filed financial statements whereby it is determined that some portion of the performance-based cash bonuses or phantom stock units should not have been paid based upon the restated performance results, the Chief Executive Officer must return such performance-based cash bonuses or phantom stock units to the Company. However, during the period of time that the Company is a CPP participant, this clawback provision is expanded by a subsequent agreement to comply with the TARP requirements.

Mr. Bridgwater’s 2007 Employment Agreement contains provisions for severance payments in the case of Mr. Bridgwater’s termination of employment prior to the expiration of the employment term. If the Company terminates Mr. Bridgwater’s employment without cause, or if Mr. Bridgwater voluntarily terminates his employment based on a material breach by the Company of a material provision of the 2007 Employment Agreement prior to the expiration of the employment term and prior to a change in control, the Company will be obligated to make a lump sum cash payment in an amount equal to the aggregate base salary that Mr. Bridgwater would have earned during the remainder of the employment term and to continue the provision of benefits, including a car allowance, health and welfare benefits, club dues, banking services without service charges, participation in the Company’s deferred compensation, employee stock purchase, and employee savings plan programs, payment of up to $50,000 for job placement efforts, and immediate vesting in all Company plans that require a vesting period, through the employment term of his 2007 Employment Agreement. Mr. Bridgwater will also be entitled to receive a pro rata portion of the 187,500 performance shares as described in the 2007 Employment Agreement as follows:

Year of Termination of Employment	Cumulative Bonus Shares Issued
2007	62,500
2008	125,000
2009	187,500

If, in conjunction with a change in control, Mr. Bridgwater’s employment is not continued by the surviving company in substantially the same or a reasonably equivalent position, or if Mr. Bridgwater terminates his employment for “good cause,” the Company or the successor company will be obligated to pay Mr. Bridgwater a lump sum cash payment equal to three times his base salary and cash bonus as calculated pursuant to the 2007 Employment Agreement and will be obligated to continue benefits through the remainder of the employment term or three years after the change in control, whichever is greater. Furthermore, if there is a change in control prior to the expiration of the employment term, Mr. Bridgwater’s right to receive the 187,500 performance shares of common stock previously referenced shall automatically accelerate. As stated above (see “Participation in the Capital Purchase Program”), Mr. Bridgwater has executed an agreement which acknowledges his acceptance of limitations on any “golden parachute” payment. Additionally, the ARRA further limits any “golden parachute” payments to Mr. Bridgwater. Mr. Bridgwater has also executed a waiver by which he relinquishes his right to pursue legal action against the United States or the Company as a result of any monetary loss that he might incur as a result of the TARP imposed restrictions.

Pursuant to his 2007 Employment Agreement, Mr. Bridgwater is (i) prohibited from working for a competitor within a defined territory for two years after leaving the employment of the Company, (ii) prohibited from soliciting any employees or customers from the Company, and (iii) charged with responsibility to maintain the confidentiality of Company information.

Report of the Human Resources Programs Committee

The Human Resources Programs Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Meeting.

The Human Resources Programs Committee certifies that it has reviewed with senior risk officers the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

Submitted by the Human Resources Programs Committee of the Company’s Board of Directors.

Human Resources Programs Committee:
George Beatty, Jr., Chairman
Edward R. Bardgett
Anat Bird
Raimundo Riojas Encinas

Summary Compensation Table

The following table sets forth the compensation of (i) the Chief Executive Officer of the Company, (ii) the Chief Financial Officer of the Company, and (iii) the other three most highly compensated executive officers of the Company or the Bank who were serving as executive officers at the end of 2008 (collectively, the “Named Executives”) for the year ended December 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(9)		Total ($)
J. Downey Bridgwater	2008	$581,250	—		$807,384	(4)	$19,374	—	$38,916		$1,446,925
Chairman, President and Chief Executive Officer	2007	$512,500	—		$38,040		$765	$472,500	$204,689		$1,228,494
	2006	$462,500	—		$720,169		$2,036	$118,750	$33,410		$1,336,865

Zach L. Wasson	2008	$337,489	—		$59,273		$8,745	$43,750	$59,180	(5)	$508,437
Executive Vice President and Chief Financial Officer	2007	$300,000	$25,000	(6)	$119,343		$1,180	$225,000	$216,389		$886,912
	2006	$22,035	$50,000		—		—	—	$1,115		$73,150	(7)

Sonny B. Lyles	2008	$318,750	—		$79,351		$8,745	—	$35,155		$442,002
Executive Vice President and Chief Risk Officer	2007	$300,000	—		$47,137		$1,180	$225,000	$34,703		$608,020
	2006	$246,250	$76,213		$44,225		—	$25,000	$44,938		$436,626

James W. Goolsby, Jr	2008	$271,249	—		$74,326		$8,007	$30,937	$37,111		$421,630
Executive Vice President and General Counsel	2007	$251,666	$35,000	(8)	$46,482		$656	$169,875	$42,510		$546,189
	2006	$223,166	$37,918		$47,961		—	—	$59,282		$368,327

John A. Rossitto	2008	$248,750	$7,500		$48,018		$8,745	$50,000	$39,102		$402,116
Executive Vice President of Retail Banking	2007	$235,000	—		$22,428		$1,180	$50,000	$35,016		$343,624
	2006	$212,307	$112,710		$89,961		—	—	$76,448		$491,426

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007, and 2008, in accordance with FAS 123(R) of awards pursuant to the 2003 Plan, and thus, may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 14 of the Company’s audited financial statements for the fiscal years ended December 31, 2006, 2007, and 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around February 28, 2007, February 29, 2008, and March 13, 2009, respectively.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007, and 2008 in accordance with FAS 123(R) of awards pursuant to the 2003 Plan and thus include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005, 2006, 2007 and 2008 are included in footnote 14 to the Company’s audited financial statements for the fiscal years ended December 31, 2006, and 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007, and February 29, 2008, respectively. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2003 are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2005, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2006.

(3)	The amounts in this column reflect the cash awards to the Named Executives under the short-term incentive program, which is discussed in further detail on pages 25-28 under the heading “Annual Incentive Compensation”.

(4)	This amount includes the 2008 accrual in the amount of $701,875 of the expense associated with that portion of the 187,500 phantom stock units awarded Mr. Bridgwater under the terms of his 2007

Employment Agreement, which will vest in common stock at the end of 2009. The FAS 123R requires that this annual accrual be made based upon the stock value at the time of the award.

(5)	Mr. Wasson received a payment of $30,000 to reimburse him for the costs associated with his social club membership. This reimbursement of the club membership application fee was part of Mr. Wasson’s original employment offer.

(6)	Mr. Wasson received a bonus to offset housing cost differences between Houston, Texas, and Jackson, Mississippi.

(7)	Mr. Wasson’s employment began in December 2006.

(8)	Mr. Goolsby received a bonus for the successful resolution of all residual claims associated with the sale of the Company’s mortgage subsidiary in 2003.

(9)	This column indicates amounts for various benefits and perquisites provided to the Named Executives as shown in the following supplemental table:

All Other Compensation—Supplemental Table

Name	Year	Car Allowance/ Company Auto	Club Member- ship	401(k) Match	Profit Sharing/ Profit Sharing Forfeitures	Relocation Expenses	Temp- orary Housing	Tax Gross-ups		Dividend Check	Education Bonus	Total Other Compensation
J. Downey Bridgwater	2008	$671	$17,490	$6,900	$13,855							$38,916
	2007	$1,114	$14,886	$6,750	$13,553			$168,386	(1)			$204,689
	2006	$1,114	$14,411	$6,750	$11,135							$33,410

Zach L. Wasson (2)	2008	$5,470	$32,955	$6,900	$13,855							$59,180
	2007	$8,211		$6,750	$13,553	$85,283	$2,548	$100,044	(3)			$216,389
	2006				$1,115							$1,115

Sonny B. Lyles	2008	$14,400		$6,900	$13,855							$35,155
	2007	$14,400		$6,750	$13,553							$34,703
	2006	$14,400		$6,497	$11,135			$11,693		$1,213		$44,938

James W. Goolsby, Jr.	2008	$9,604	$6,752	$6,900	$13,855							$37,111
	2007	$14,400	$7,807	$6,750	$13,553							$42,510
	2006	$14,400	$7,734	$4,588	$10,730			$16,690		$1,540	$3,600	$59,282

John A. Rossitto (4)	2008	$14,400	$3,947	$6,900	$13,855							$39,102
	2007	$14,400	$3,120	$6,750	$10,745							$35,016
	2006	$13,550	$758	$6,369	$10,746			$45,025				$76,448

(1)	In 2007, the Company paid Mr. Bridgwater a one-time tax equalization bonus of $168,386 to cover any federal and state tax liability associated with the exercise of 88,241 options to purchase shares of the Company’s common stock.

(2)	Mr. Wasson joined the Company on December 4, 2006.

(3)	In 2007, the Company paid Mr. Wasson a one-time tax equalization bonus of $100,044 to cover any federal and state tax liability associated with his relocation expenses and new hire stock grant.

(4)	Mr. Rossitto joined the Company on January 26, 2006.

Grants of Plan-Based Awards

Effective September 1, 2007, the Company adopted the 2007 Long-Term Incentive (LTI) Stock Performance Program (the “Program”) for officers of the Company, which is administered by the HRPC. All awards for the Program are made under the shareholder-approved 2003 Stock Incentive and Compensation Plan (“the 2003 Plan”). An aggregate of 5,225,000 shares were originally issuable under the 2003 Plan. Stock options previously issued pursuant to the 2003 Plan and the 1994 Stock Incentive Plan, as amended and restated, continue to remain outstanding in accordance with their original terms. The following table sets forth information concerning each grant of an award made to a Named Executive in 2008 under the Company’s equity plans. An equity award recipient must remain continuously employed by the Company through the vesting date of the award. In the case of the phantom stock units, the vesting date is the date, following the end of the third calendar year after which the phantom stock units were issued, on which comparative peer data for the completed third calendar year is available. In the event of a change in control, any unvested equity awards granted under this program shall be accelerated to vest. In the case of phantom stock units, the accelerated vesting will yield an award not to exceed 100% of the original grant. A new equity award may be granted each calendar year, and each annual grant of phantom stock units is subject to performance metrics at the end of the new three-year period.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Thres hold ($)	Target ($)(2)		Maximum ($)		Thres- hold (#)	Target (#)	Maximum (#)
J. Downey Bridgwater	3/28/08	$90,000	$360,000	(4)		$720,000	1,500	15,000	30,000	—
	4/1/08										15,000	$9.94	$149,100
Zach L. Wasson	3/28/08	$43,750	$175,000			$306,250	600	6,000	12,000	—
	4/1/08										6,000	$9.94	$59,640
Sonny B. Lyles	3/28/08	$40,625	$162,500			$284,375	600	6,000	12,000	—
	4/1/08										6,000	$9.94	$59,640
James W. Goolsby, Jr	3/28/08	$30,938	$123,750			$216,563	800	8,000	16,000	—
	4/1/08										8,000	$9.94	$79,520
John A. Rossitto	3/28/08	—	$100,000		$	unlimited	600	6,000	12,000	—
	4/1/08										6,000	$9.94	$59,640

(1)	During 2008, phantom stock units covering 41,000 shares were issued to the Named Executives under the Program.

(2)	The actual 2008 annual incentive awards granted to the Named Executives are discussed in “Annual Incentive Compensation Decisions” on pages 27-28 of this Proxy Statement.

(3)	During 2008, stock options covering 41,000 shares were issued to the Named Executives under the Program.

(4)	The assumptions used in the calculation of the Grant Date Fair Value of Option Awards for fiscal years ended December 31, 2006, 2007 and 2008 are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006; in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007, February 28, 2008, and March 13, 2009, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards outstanding as of December 31, 2008 for each of the Named Executives.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. DowneyBridgwater	4,166	8,344	—	$11.64	12/20/17	—	—	27,500		$167,200
		15,000	—	$9.94	4/1/18			187,500	(2)	$1,140,000

Zach L. Wasson	1,499	3,001	—	$11.41	10/1/17	5,625	$34,200	10,500		$63,840
		6,000	—	$9.94	4/1/18

Sonny B. Lyles	1,499	3,001	—	$11.41	10/1/17	7,500	$45,600	10,500		$63,840
		6,000	—	$9.94	4/1/18

James W. Goolsby, Jr	8,453	—	—	$8.86	2/22/12	6,750	$41,040	10,500		$63,840
	833	1,667	—	$11.41	10/1/17
		8,000		$9.94	4/1/18

John A. Rossitto	1,499	3,001	—	$11.41	10/1/17	2,250	$13,680	10,500		$63,840
		6,000	—	$9.94	4/1/18

(1)	All options listed below vest at a rate of 33 1/3% per year over the first three years of the ten-year option term.

(2)	Pursuant to Mr. Bridgwater’s employment agreement effective January 1, 2007, he was awarded up to 187,500 phantom stock units which vest on December 31, 2009, if certain performance criteria are achieved over the three-year period ending on that date. The performance criteria are: the Company’s return on assets and earning per share growth compared to peer group.

For a detailed discussion of the material factors of the Named Executives’ compensation see the “Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of stock options and the vesting of stock awards during 2008 by the Named Executives, and the fiscal year-end value of unexercised options.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Downey Bridgwater	—		—	—	—
Zach L. Wasson	—		—	1,875	$20,925
Sonny B. Lyles	—		—	4,125	$43,275
James W. Goolsby, Jr	12,825	(1)	$116,451	4,125	$40,388
John A. Rossitto	—		—	1,125	$11,284

(1)	On March 5, 2008, Mr. Goolsby exercised options on 12,825 shares (split adjusted) with an exercise price of $7.01 per share (2,250 shares) and $5.60 (10,575 shares) and a market price of $9.08 per share (split adjusted).

Nonqualified Deferred Compensation

The following table sets forth information concerning the Company’s Deferred Compensation Plan which provides for the deferral of compensation on a basis that is not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(1)
J. Downey Bridgwater	—	—	($158,477)	—	$200,472
Zach L. Wasson	—	—	—	—	—
Sonny Lyles	—	—	—	—	—
James W. Goolsby, Jr	$22,056	—	($54,794)	—	$89,163
John A. Rossitto	$114,500	—	$1, 211	—	$115,711

(1)	The amounts reported in the aggregate balance at last fiscal year end, excluding aggregate earnings, were reported as compensation to the named executive officer in the Company’s Summary Compensation Table in previous years.

Potential Payments Upon Termination or Change in Control

The following table sets forth the severance amounts that each of Messrs. Bridgwater, Wasson, Lyles, Goolsby and Rossitto would have been entitled to receive if their employment relationship with the Company had been terminated on December 31, 2008 due to an involuntary termination without cause prior to a change of control or due to a change of control termination, assuming the CPP assistance to the Company had been repaid. However, due to the Company’s participation in the CPP, all of the Named Executives have executed amending agreements that restrict any severance payment to the restrictions imposed by the TARP guidance. As of December 31, 2008, there were no severance payments payable upon voluntary resignation, involuntary termination for cause, death or disability, except 125,000 of Mr. Bridgwater’s 187,500 phantom stock units would have vested upon his death or disability if that had occurred prior to January 1, 2009. The following table does not reflect the limitation on payments upon departure from the Company for any reason which may be imposed by the ARRA. The following table is for illustrative purposes only:

Name and Principal Position	Severance ($)	Bonus ($)	Car Allowance ($)	Employee Savings Match ($)	Placement Fees ($)	Benefits ($)	Life Insurance ($)	Vesting of Option and Other Equity Awards ($)(1)	Club Dues ($)	Estimated Bonus for Excise Taxes ($)	Total ($)
J. Downey Bridgwater Chairman, President and Chief Executive Officer(2)	$1,800,000	$591,250	$43,200	$20,700	$50,000	$51,558	$2,970	$1,307,200	$40,450	$1,448,291	$5,355,619

Zach L. Wasson Executive Vice President and Chief Financial Officer	$700,000	$450,000	$28,800	$13,800	$20,000	$34,226	$1,980	$50,895	$11,688	—	$1,311,389

Sonny B. Lyles Executive Vice President and Chief Risk Officer	$650,000	$450,000	$28,800	$13,800	$20,000	$25,149	$1,980	$62,295	—	—	$1,252,024

James W. Goolsby, Jr Executive Vice President and General Counsel	$550,000	$339,750	$28,800	$13,800	$20,000	$34,226	$1,723	$37,175	$15,960	—	$1,041,434

John A. Rossitto Executive Vice President of Retail Banking	$500,000	$100,000	$28,800	$13,800	$20,000	$34,226	$1,754	$30,375	—	—	$728,955

(1)	The unvested options and other equity awards vest only in the event of a change of control.

(2)	Mr. Bridgwater’s severance amounts are payable upon a change of control if his employment is not continued by the surviving company, or if Mr. Bridgwater terminates his employment for “good reason”.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the HRPC during the 2008 fiscal year were George Beatty, Jr., Edward R. Bardgett, Anat Bird and Raimundo Riojas E. None of the members of HRPC was an officer or employee of the Company or any of its subsidiaries in 2008 nor was any member formerly an officer or employee of the Company or any of its subsidiaries.

During 2008, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the HRPC of the Company, (ii) a director of another entity, one of whose executive officers served on the HRPC, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by shareholders(1)	1,282,429	$9.42	4,412,474
Equity compensation plans not approved by shareholders	—		—

Total	1,282,429		4,412,474

(1)	Consists of shares of the Company’s common stock issued or remaining available for issuance under the 2003 Plan, 1994 Stock Incentive Plan, and 2004 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company concerning persons who beneficially owned more than 5% of the outstanding Common Stock of the Company as of February 26, 2009. The table also shows information concerning beneficial ownership by all directors and director nominees, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group. The number of shares beneficially owned by each director or officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual has the sole or shared voting power or investment power and also shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise noted, each person listed below has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares listed.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
TAC Capital LLC 1111 Briarcrest Drive, Suite 300 Bryan, Texas 77802	7,200,000	(1)	9.82%

Barclay’s Global Investments 45 Fremont Street San Francisco, California 94105	5,316,570	(2)	7.25%

Edward R. Bardgett	4,809		*
George Beatty, Jr.	14,370		*
Anat Bird	28,815		*
J. Downey Bridgwater	185,235	(3)	*
James W. Goolsby, Jr.	56,585	(4)	*
Bruce J. Harper	37,493		*
Bernard A. Harris, Jr.	4,106		*
David L. Hatcher	37,163		*
Glenn H. Johnson	93,553	(5)	*
R. Bruce LaBoon	26,353		*
Sonny B. Lyles	45,745	(6)	*
G. Edward Powell	23,242		*
Raimundo Riojas E.	628,846	(7)	*
Roland X. Rodriguez	3,065		*
John A. Rossitto	11,685	(8)	*
Dan C. Tutcher	52,647	(9)	*
Zach L. Wasson	53,047	(10)	*
Max W. Wells	25,664	(11)	*
Elizabeth C. Williams	5,438		*
All directors and executive officers as a group (33 persons)	1,951,833	(12)	2.66%

*	Indicates less than one percent.

(1)	According to a Schedule 13G/A filed with the Securities and Exchange Commission on January 26, 2009, TAC Capital LLC may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2008. TAC Capital LLC reported that it had sole dispositive power and sole voting power with respect to 7,200,000 shares.

(2)

According to a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, Barclays Global Investors, N.A. and Barclays Global Fund Advisors may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2008. Barclays Global Investors, N.A.

reported that it had sole dispositive power with respect to 1,946,600 shares and sole voting power with respect to 1,720,573 shares. In addition, Barclays Global Fund Advisors reported that it has sole dispositive power with respect to 3,321,288 shares and sole voting power with respect to 2,487,756 shares and Barclays Global Investors, Ltd. reported that it has sole dispositive power with respect to 48,682 shares and sole voting power with respect to 2,020 shares.

(3)	Includes 7,162 shares which have been contributed by the Company to Mr. Bridgwater’s 401(k) plan matching account.

(4)	Includes 4,779 shares which have been contributed by the Company to Mr. Goolsby’s 401(k) plan matching account and 3,404 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(5)	Includes 2,280 shares owned of record by two of Mr. Johnson’s children and managed by Mr. Johnson under a power of attorney; 1,125 shares of record owned by one of Mr. Johnson’s siblings and managed by Mr. Johnson under a power of attorney; 22,777 shares owned of record by the Karina K. Johnson Trust No. 1 and the Nancy Loraine Johnson Lucke Trust No. 1, Glenn H. Johnson, Trustee; and 23,583 shares held of record by Johnson & Wurzer, P.C., of which Mr. Johnson is an owner and President.

(6)	Includes 2,328 shares which have been contributed by the Company to Mr. Lyles’ 401(k) plan matching account, and 6,635 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(7)	Includes 565,960 shares owned by Glencox Investments, Inc., which is principally owned and controlled by Mr. Riojas, and 9,625 shares held for the benefit of one of his children.

(8)	Includes 1,452 shares which have been contributed by the Company to Mr. Rossitto’s 401(k) plan matching account, and 5,610 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(9)	Includes 47,500 shares held of record by Magic Interests, Ltd., of which Mr. Tutcher is sole general partner.

(10)	Includes 1,423 shares which have been contributed by the Company to Mr. Wasson’s 401(k) plan matching account, and 2,265 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(11)	Includes 1,123 shares which have been contributed by the Company to Mr. Wells’ 401(k) plan matching account, and 4,222 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(12)	Includes issued and outstanding shares that are beneficially owned as of February 26, 2009, and 158,542 shares issuable upon the exercise of (i) fully vested outstanding stock options, or (ii) stock options that vest within 60 days of February 26, 2009.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Certain of the Company’s officers and directors are, or have been in the past, customers of the Bank and its predecessor banks, and some of the Company’s officers and directors are directors, officers or shareholders of entities which are, or have been in the past, customers of such banks. As such customers, they have had transactions in the ordinary course of business with the Bank and its predecessor banks, including outstanding loans. All loans made were on substantially the same terms as those prevailing at the time for comparable transactions with other unaffiliated persons, and did not involve more than a normal risk of collectability for any credit transactions or otherwise present any other unfavorable features. All credit transactions involving officers and directors of the Company and the Bank are reviewed and approved by the Loan Committee of the Bank and are disclosed and reviewed monthly in the meetings of the Board of the Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and holders of more than 10% of the Company’s outstanding common stock are required to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

Based solely upon the information provided to the Company by its directors, executive officers and ten percent beneficial owners, including representations received from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filings required under Section 16(a) of the Exchange Act have been made.

PROPOSAL 2:

RATIFICATION AND APPROVAL OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has re-appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2009, subject to ratification by the Company’s shareholders. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 1988. Representatives of Deloitte & Touche LLP will be present at the Meeting and will have an opportunity to make a statement at the Meeting if they desire to do so. They will also be available to respond to appropriate questions of Shareholders at the Meeting.

The Company’s organizational documents do not require that the Company’s shareholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. The Company is doing so, as it has done in prior years, because the Company believes it is a matter of good corporate practice. If the Company’s shareholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as the Company’s independent registered public accounting firm for the year ending December 31, 2009, but the Audit Committee may retain the firm.

The Board and the Audit Committee recommends that the shareholders vote “FOR” the ratification and approval of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote “FOR” the ratification and approval of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

PROPOSAL 3:

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, the American Recovery and Reinvestment Act (the “ARRA”) was signed into law. In addition to a wide variety of programs intended to stimulate the economy, ARRA imposes significant new requirements for and restrictions relating to the compensation arrangements of financial institutions that received government funds through TARP, including institutions like the Company that participated in the Capital Purchase Program prior to ARRA. These restrictions apply until a participant repays the financial assistance received through TARP (the “TARP Period”).

One of the new requirements is that any proxy for a meeting of shareholders at which directors are to be elected which is held during the TARP Period permit a non-binding advisory vote on the compensation of the executives of the TARP participant, as described in the participant’s proxy statement. Accordingly, we are asking you to approve the compensation of the Company’s named executive officers as described under “Executive Compensation—Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement (see pages 20 to 43).

Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors, or create or imply any additional fiduciary duty by the Board of Directors. The Human Resources Programs Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that our compensation policies and procedures are reasonable in comparison both to our peer group and to our relatively strong performance of the Company during 2008. We also believe that our compensation program strongly aligns with the interests of our shareholders in the long-term value of the Company as well as the components that drive long-term value.

The Board and the Human Resources Programs Committee recommends that the shareholders vote “FOR” the approval of the non-binding advisory vote on executive compensation. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote “FOR” the approval of the non-binding advisory vote on executive compensation.

PROPOSAL 4:

DECLASSIFICATION OF BOARD OF DIRECTORS

The Company received the following proposal for inclusion in this proxy statement from Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, telephone (303) 355-1199, owner of 1,000 shares of common stock:

RESOLVED, that the shareholders of Sterling Bancshares, Inc. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. This Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Shareholder’s Supporting Statement

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy, Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc., CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at C H Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., Chesapeake Energy upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL

The Board of Directors recommends voting AGAINST this proposal because of the following concerns:

•	Board continuity;

•	Attracting and retaining capable directors; and

•	Protecting against inadequate takeover bids.

The Board of Directors and the Corporate Governance and Nominating Committee have each given this proposal careful consideration. Both the Board and the Corporate Governance and Nominating Committee unanimously concluded that the proposal should not be implemented. The Board and the Corporate Governance and Nominating Committee concluded that the elimination of a classified board was not in the best interests of the Company or the shareholders.

The three-year staggered board terms are designed to enhance the continuity and effectiveness of long-term planning and ensure that a majority of directors at any given time have prior experience as directors of the Company. The Company engages in highly complex and regulated businesses, with a network of over 59 banking offices. The long-term success achieved by the Company and its subsidiaries is in large part dependent upon the directors having a deep understanding of, and the ability to plan and execute long-term strategies with respect to, the various businesses and markets in which we operate.

The Company’s future success depends in significant part on our ability to attract and retain capable and experienced directors. An experienced and qualified board will enable us to make fundamental decisions for the Company, execute long-term strategic plans, and augment the Company’s long-term growth opportunities. The Board believes that the classified board, with its three year terms, facilitates these goals. Operating within the classified board structure, we have been able to attract and retain qualified individuals whose skills and knowledge complement those of the incumbent directors. Three year terms for the directors have helped ensure that the directors obtain a solid historical perspective of the Company, its operations and our competitive environment.

A classified board also affords the Company and the shareholders an additional measure of protection against unfriendly or unsolicited takeover tactics from investor groups focusing on short-term financial gains, which may not be in the best long-term interests of the Company’s shareholders. A mere attempt to obtain control, even if unsuccessful, can seriously disrupt the conduct of a company’s business and cause it to incur substantial expense. Classified board structures can be an effective means of protecting long-term shareholder interests against these types of abusive tactics. Because only one-third of the Company’s directors are elected at any annual meeting of shareholders, at least two annual meetings would be required to replace a majority of the Board and to dismantle other shareholder protection measures.

The proponent cites an academic study from 2003, reviewing data from 1990 to 1998, to support a link between governance practices (such as the annual election of directors) and firm value. However, it should be noted that the existence of a classified board was only one of 24 different variables considered in reviewing whether a correlation existed between the governance practices and firm value. Further, the study itself concluded that the data did not necessarily establish a strong link between governance practices and firm value.

The Board disagrees with the suggestion of the proponent that three year terms for the directors unreasonably reduce accountability for the Board’s actions and decisions. As fiduciaries, the Board is obligated to act in the best interests of the Company and the shareholders. The Board’s actions are required by law to meet the fiduciary duty of loyalty and the fiduciary duty of care. In addition, at the end of their three year terms, the directors must stand for re-election, giving shareholders an opportunity at that time to replace any directors whose services have been unsatisfactory.

The Board is not persuaded by the proponent’s argument that we should abandon the Company’s long standing policy of a classified board simply because eleven other companies that he names in his proposal have done so. Many companies continue to operate with classified boards. In fact, fifty percent (50%) of the companies comprising the 2008 Standard & Poor’s 1,5000 Index operated with classified boards. The Board believes that each company must make the decision regarding a classified board in light of their particular circumstances. For the reasons described above, the Board and the Corporate Governance and Nominating Committee each unanimously agree that the Company should retain its current classified board structure.

Approval of this shareholder proposal would not result in the declassification of the Board. Rather, it would serve only as advisory for the Board to reconsider the classified board structure. Elimination of the classified board structure would require an amendment to the Company’s bylaws.

The Board recommends that the shareholders vote “AGAINST” the shareholder proposal to declassify the Board of Directors. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote “AGAINST” the shareholder proposal to declassify the Board of Directors.

SHAREHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

Any shareholder who wants to present a proposal at the 2010 Annual Meeting of Shareholders and to have the proposal set forth in the proxy statement and form of proxy mailed in conjunction with that Annual Meeting must submit that proposal in writing to the Secretary of the Company in accordance with the following provisions. Such proposal must comply with the Company’s Bylaws and Rule 14A-8 under the Exchange Act if the proposal is to be considered for inclusion in the Company’s proxy statement for such meeting. Proposals of shareholders intended to be presented at the 2010 Annual Meeting of Shareholders must be received by the Secretary of the Company by November 18, 2009 to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 Annual Meeting. Pursuant to the Company’s Bylaws, for business to be properly brought before the Company’s 2010 Annual Meeting of Shareholders or nominations of persons for election to the Board to be properly made at the 2010 Annual Meeting of Shareholders by any shareholder, notice must be received by the Secretary at the Company’s temporary principal executive offices not less than 120 days and not more than 150 days prior to the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders; provided, however, that in the event the date of the 2010 Annual Meeting is changed by more than thirty (30) days from the date contemplated at the time of this Proxy Statement, the notice must be received at least eighty (80) days prior to the date the Company intends to distribute its Proxy Statement with respect to the Company’s 2010 Annual Meeting of Shareholders. The Company’s 2009 Proxy Statement was first sent to shareholders on March 18, 2009. Thus, the notice must be received by the Company no later than November 18, 2009. Any shareholder’s notice must contain and be accompanied by certain information as specified in the Company’s Bylaws. We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Company’s Bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our temporary principal executive offices. Shareholder proposals should be submitted to the Secretary of the Company at 10260 Westheimer, Houston, Texas 77042.

ADDITIONAL FINANCIAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K, including any financial statements, schedules and exhibits thereto is available on the Company’s website at www.banksterling.com. We will also provide a copy of the Company’s Annual Report on Form 10-K, including any financial statements, schedules and exhibits thereto to interested security holders without charge, upon written request. Requests for copies should be addressed to James W. Goolsby, Jr., Secretary, Sterling Bancshares, Inc., Houston, Texas 77042, telephone (713) 466-8300.

OTHER MATTERS

The management of the Company knows of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

By order of the Board of Directors,

James W. Goolsby, Jr.
Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

STERLING BANCSHARES, INC.

April 27, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://materials.proxyvote.com/858907

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

■	20403030030000000000 2	042709

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote “FOR” all the nominees.				The Board of Directors recommends a vote “FOR” proposals 2 and 3.
						FOR	AGAINST	ABSTAIN

1. Election of four Class II Directors for a three year term ending at the 2012 Annual Meeting of Shareholders:				2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐
	NOMINEES:					FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES	O O	David L. Hatcher Raimundo Riojas E.	Class II Class II
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	Dan C. Tutcher Sheldon I. Oster	Class II Class II	3.	To consider and approve a non-binding advisory vote on the Company’s executive compensation.	☐	☐	☐
☐ FOR ALL EXCEPT (See instructions below)				The Board of Directors recommends a vote “AGAINST” the shareholder proposal.

						FOR	AGAINST	ABSTAIN

				4.	Shareholder proposal regarding declassification of the Board of Directors.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				5.

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or adjournment thereof. Either of the proxies or their respective substitutes, who shall be present and acting, shall have and may exercise all the powers hereby granted.

THE SHARES OF STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■			■

■

STERLING BANCSHARES, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Shareholder’s Meeting April 27, 2009

The undersigned, hereby revoking all prior proxies, hereby appoints J. Downey Bridgwater and James W. Goolsby, Jr., and each of them, his true and lawful agents and proxies, with full and several power of substitution, to represent and to vote all the shares of Common Stock of STERLING BANCSHARES, INC. standing in the name of the undersigned and with respect to which the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders of STERLING BANCSHARES, INC. to be held on April 27, 2009 at the offices of Locke Lord Bissell & Liddell LLP, Chase Tower, 600 Travis, 25th Floor, Houston, Texas 77002, and at any adjournment(s) thereof, on all matters coming before the meeting.

(Continued and to be signed on the reverse side.)

■	14475 ■